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Exhibit (a)(1)(A)

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
Telephone: (952) 938-8080

STOCK OPTION EXCHANGE PROGRAM
OFFER TO EXCHANGE

June 2, 2003

THE OFFER AND THE WITHDRAWAL RIGHTS DESCRIBED IN THIS DOCUMENT WILL EXPIRE AT 11:59 P.M. U.S. CENTRAL TIME ON JUNE 27, 2003, UNLESS WE EXTEND THE OFFER.

        Beginning on June 2, 2003, ADC Telecommunications, Inc. is offering eligible employees the opportunity to exchange eligible options to purchase shares of our common stock for a designated number of new options to be granted under the ADC Telecommunications, Inc. Global Stock Incentive Plan. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange.

        Although our Board of Directors and our shareowners have approved the offer, neither ADC nor our Board of Directors makes any recommendations as to whether or not you should accept our offer to exchange all or a portion of your eligible options. The decision to accept our offer to exchange all or a portion of your eligible options is an individual one. You should consider a variety of factors when making your decision, including the risk factors set forth in this Offer to Exchange. You also should consult your personal financial or tax advisors regarding the financial and tax effects to you of an option exchange.

        Our common stock is quoted on the NASDAQ Stock Market under the symbol "ADCT." On May 20, 2003, the latest practicable date prior to the finalization of this document, the closing price of our common stock as reported on the NASDAQ Stock Market was $2.86 per share. We recommend that you obtain current market quotations for the common stock before deciding whether to exchange all or a portion of your eligible options for exchange pursuant to this offer. You may obtain market quotations in the Wall Street Journal or another financial newspaper, or by linking to http://www.adc.com/investorrelations/investorsnapshot/. However, regardless of the market price of ADC common stock during the offer period, the exercise price of the new options will be equal to the market price of the common stock on the replacement option grant date (which is currently expected to be on or about December 29, 2003).

        If you have questions about this stock option exchange program, contact the You@ADC team either by e-mail addressed to You_ADC@adc.com, or by telephone at (952) 917-1000 or 1 (866) 901-0707.

        If you wish to obtain a paper copy of this Offer to Exchange and you have access to our ADC Broadway Intranet site, you may print a copy of this Offer to Exchange from the Stock Option Exchange Online Library at http://broadway.adc.com/broadway/You@ADC/My Money/Stock Option Exchange Program Online Library. You also may request a copy by contacting the You@ADC team at the telephone numbers or e-mail address above.

        This exchange offer has not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission or any securities commission outside the United States, nor has the U.S. Securities and Exchange Commission, any state securities commission or any non-U.S. securities commission passed on the fairness or merits of the transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

        We have not authorized any person to make any recommendation or representation with respect to this exchange offer or to give you any information in connection with this offer other than the information contained in this Offer to Exchange and the related offering documents filed by us with the U.S. Securities and Exchange Commission. If any other person makes any recommendation or representation to you or gives you any information relating to this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

TABLE OF CONTENTS

SUMMARY OF TERMS	1
RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION	15
THE OFFER	24
INFORMATION ABOUT ADC	39
FINANCIAL INFORMATION	40
INTERESTS OF OUR DIRECTORS AND OFFICERS	41
TRANSACTIONS AND ARRANGEMENTS INVOLVING OUR STOCK OPTIONS	42
ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE	43
STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER	43
LEGAL MATTERS; REGULATORY APPROVALS	43
MATERIAL TAX CONSEQUENCES	43
FEES AND EXPENSES	74
ADDITIONAL INFORMATION	74
FORWARD-LOOKING STATEMENTS	75
MISCELLANEOUS	75
APPENDIX A FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS	A-1
APPENDIX B INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS	B-1

i

SUMMARY OF TERMS

        Through a question and answer format, the following summary explains the important terms of our offer to exchange your eligible options for new options to be granted under our Global Stock Incentive Plan. This explanation will assist you in deciding whether to exchange your eligible options. This summary serves only as an introduction, and we urge you to read carefully the remainder of this Offer to Exchange in order to fully educate yourself on the details of the offer. Unless otherwise noted, cross-referenced text refers to pages within this Offer to Exchange.

Index to Summary of Terms

1.	What is the stock option exchange program?	3
2.	What is the purpose of the stock option exchange program?	3
3.	Who is eligible to participate in the stock option exchange program?	3
4.	Which of my options are eligible for exchange?	3
5.	Do I have to participate in the stock option exchange program?	4
6.	How many new options will I receive in the exchange?	4
7.	How were the exchange ratios determined?	5
8.	Must I satisfy any additional eligibility requirements in order to receive the new options?	5
9.	When will the offer expire?	5
10.	How will I know if the offer has been extended?	5
11.	When will the new options be granted?	5
12.	Is the replacement grant date subject to change?	6
13.	Why won't the new options be granted immediately after the expiration date of the offer?	6
14.	What will the exercise price of the new options be?	6
15.	What will the vesting schedule of the new options be?	6
16.	When will the new options expire?	6
17.	What will happen to my surrendered options after the offer period expires?	7
18.	What happens if I elect to participate in the exchange program but my employment with ADC or a subsidiary terminates before my eligible options are accepted for exchange and cancelled?	7
19.	What happens if I leave ADC or a subsidiary voluntarily after my options are cancelled?	7
20.	What happens if I die after my options are cancelled?	7
21.	What happens if my employment with ADC or a subsidiary terminates as a result of my wrongful behavior after my options are cancelled?	8
22.	What happens if my employment with ADC or a subsidiary is terminated by ADC or the subsidiary involuntarily after my options are cancelled due to a reduction in force or for any other reason other than my wrongful behavior?	8
23.	What if my business unit is divested after my options are cancelled?	9
24.	Is it possible that ADC will divest of any of its existing business units or conduct additional workforce reductions?	9
25.	What if ADC is sold or enters into a merger or other combination with another company before my eligible options are accepted for exchange and cancelled?	9
26.	What if ADC enters into a merger or is acquired by another company after my eligible options are accepted for exchange and cancelled?	9
27.	What if I am on a leave of absence during the offer period or at the time of the replacement grant?	10
28.	What if I am terminated and rehired by ADC or a subsidiary?	10
29.	What if there is a stock split, reverse stock split or other recapitalization of ADC?	11
30.	Is there any way to get my options back after they have been cancelled?	11
31.	Will I be eligible to receive other option grants before the new options are granted?	11

32.	If I decide to participate in the exchange program, do I have to exchange all of my eligible options?	11
33.	How can I obtain the details regarding my eligible options?	11
34.	Will the terms and conditions of the new options be the same as the terms and conditions of my eligible options?	12
35.	Will the new options be nonqualified stock options or incentive stock options for U.S. federal income tax purposes?	12
36.	Will I have to pay taxes if I exchange eligible options?	12
37.	What do I need to do to exchange my eligible options?	12
38.	Can I change my election with respect to particular options?	13
39.	Can I withdraw my election to participate in the exchange offer altogether?	13
40.	What will happen to eligible options that I elect not to exchange or that are not accepted for exchange?	13
41.	Are there conditions to the exchange offer?	13
42.	Whom should I contact with questions about the offer?	14
43.	Can I receive a paper copy of this Offer to Exchange or my personalized election form?	14

1.     What is the stock option exchange program?

        Our stock option exchange program is a voluntary program permitting eligible employees to exchange eligible options currently held by them for new options with a new exercise price and new vesting schedule. The exact number of new options to be granted to you will depend on the number of options held by you that are eligible to be exchanged, the exercise price of those options and the number of those options that you elect to exchange. The new options will be granted on a day that is at least six months and one day following our acceptance and cancellation of the eligible options. We currently expect the replacement grant date to be on or about December 29, 2003.

2.     What is the purpose of the stock option exchange program?

        Stock options are designed to motivate and reward your contributions to the growth and long-term success of our business, to align your interests with those of our shareowners, and to encourage your long-term employment with us. As a result of the severe economic slowdown during the past two years in the communications equipment industry, many of our employees hold stock options with exercise prices that greatly exceed the current market value of our common stock. As a result, these options are unlikely to be exercised in the foreseeable future, and we do not believe that the options effectively motivate and reward our employees for their contributions to ADC. We further believe that by providing you the opportunity to exchange your eligible options for new options with a new exercise price based on the market price of our common stock on the replacement grant date, we will be more likely to achieve our long-term incentive and retention objectives. For more details regarding the purpose of the offer, see "THE OFFER—Purpose of the Offer" beginning on page 25.

3.     Who is eligible to participate in the stock option exchange program?

        You are eligible to participate in the stock option exchange program only if you:

  •
  are an employee of ADC or a subsidiary on June 2, 2003, and continuously through the day eligible options are accepted by us for exchange and cancellation;

  •
  reside in the United States, Argentina, Australia, Belgium, Brazil, Canada, China, France, Germany, Hong Kong, Hungary, India, Ireland, Israel, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Switzerland, the United Arab Emirates, the United Kingdom or Venezuela;

  •
  are not a director of ADC or one of our five most highly compensated executive officers named in our definitive proxy statement for our 2003 annual meeting of shareowners;

  •
  hold at least one eligible option on June 2, 2003; and

  •
  have not been granted any options during the six months prior to June 2, 2003.

4.     Which of my options are eligible for exchange?

        We are offering to exchange stock options to purchase shares of our common stock with an exercise price of at least $4.00 per share and an expiration date on or after January 1, 2004. All outstanding options that meet these criteria and that are held by eligible employees will be eligible for exchange, except as described in the two immediately following paragraphs. This is the case whether or not the options are vested and regardless of the ADC stock option plan under which they originally were granted. If you are a resident of China, you should be aware that any "bonus rights" previously granted to you by ADC are considered stock options for purposes of the exchange offer, and are eligible for exchange if they meet the above eligibility criteria.

        Depending on the market price of ADC common stock at the end of the exchange offer period, certain options may not be eligible for exchange. Options with exercise prices from $4.00 to $5.49 will not be eligible for exchange if the average of the closing prices of ADC common stock over a period of five consecutive trading days ending on the last day of the offer period (which is expected to be June 27, 2003) is $4.00 or greater. If such average closing price is equal to or exceeds $4.00, any options with exercise prices ranging from $4.00 to $5.49 will not be accepted for exchange.

        Certain employees of ADC or its subsidiaries who previously had their employment terminated may have been rehired by ADC or a subsidiary. Any options outstanding on June 2, 2003 that were granted to these employees prior to their termination of employment (and that are therefore in a post-termination exercise grace period) are not eligible for exchange in the stock option exchange program.

5.     Do I have to participate in the stock option exchange program?

        No. Participation in the stock option exchange program is completely voluntary. If you are an eligible employee, you may accept our offer to exchange all or a portion of your eligible options on the terms and conditions described in this Offer to Exchange, or you may decline our offer. If you wish to decline the offer, no further action by you is required. Your decision to participate or not participate will not affect your employment with us in any way.

6.     How many new options will I receive in the exchange?

        The number of new options you can expect to receive is set forth in your personalized election form, which will be provided to you separately (see Question 33 on page 10). The number is based on the number and value of the eligible options you elect to exchange. In light of the wide variety of exercise prices of the eligible options, we categorized the eligible options into four tiers, based on their exercise prices. The following table sets forth the exchange ratios (i.e., the number of eligible options exchangeable for one new option) that apply to each tier of eligible options:

Tier	Current Exercise Price Range of Eligible Options (U.S. Dollars)	Exchange Ratio
1	$4.00 to $5.49	1.50 to 1.00
2	$5.50 to $7.99	2.00 to 1.00
3	$8.00 to $14.99	2.75 to 1.00
4	$15.00 or higher	4.75 to 1.00

As noted above, options in Tier 1 will not be eligible for exchange if the average of the closing prices of ADC common stock over a period of five consecutive trading days ending on the last day of the offer period exceeds $4.00.

        If you elect to exchange options pursuant to this offer, you must select the lowest numbered tier at and above which you will exchange all eligible options. For example, if you hold eligible options in each of Tiers 2, 3 and 4, you could decide to exchange all of your eligible options in Tiers 2 and above, which means that you would exchange all of your eligible options. Alternatively, you could elect to exchange your eligible options in Tiers 3 and 4 only, or you could elect to exchange your eligible options in Tier 4 only. However, you could not elect to exchange the eligible options in Tiers 2 and 4 without also exchanging eligible options in Tier 3. Also, you could not elect to exchange only some of the options in any single tier. For example, if you hold eligible options only in Tier 4 and you wish to participate in the program, you must elect to exchange all eligible options in that tier.

        To calculate the number of new options you will receive in the exchange offer, you must divide the number of eligible options in each tier you exchange by the exchange ratio for that tier. If applying the exchange ratio does not result in a whole number of new options, the number of new options will be rounded to the nearest whole number (.50 or greater will be rounded up, and amounts below .50 will be rounded down). For example, if you elect to exchange 300 options in Tier 1, you would receive 200 new options in exchange (300/1.50 = 200). For more details regarding the exchange ratios and the number of new options that may be granted, see "THE OFFER—Number of Options" beginning on page 23.

7.     How were the exchange ratios determined?

        We determined the value of the eligible options and the new options based on the Black-Scholes option valuation model, a widely recognized method for valuing stock options. The exchange ratios were established so that, based on this valuation method, the eligible options surrendered by you for exchange will be equal to or greater than the value of the new options granted to you. In addition, in order to protect our shareowners' interests, the exchange ratios determined based on the valuation method used were modified so that you generally will be required to surrender slightly more underlying shares than would be required under an exact "value-for-value" exchange. See "THE OFFER—Number of Options" beginning on page 23 for more details regarding the determination of the exchange ratios.

8.     Must I satisfy any additional eligibility requirements in order to receive the new options?

        Subject to limited exceptions, in order to receive new options, you must be employed by ADC or a subsidiary on the date the new options are granted (currently expected to be on or about December 29, 2003), and you must not have received an option grant from ADC or a subsidiary during the six months prior to the date the new options are granted. For information regarding the exceptions to these eligibility requirements, see Questions 20 through 23 beginning on page 6 and "THE OFFER—Eligible Employees" beginning on page 22.

9.     When will the offer expire?

        The offer will expire at 11:59 p.m. U.S. Central Time on June 27, 2003, unless we decide to extend the offer. We currently have no plans to extend the offer beyond this scheduled expiration time and date. However, we have discretion to extend the offer if we so choose. See "THE OFFER—Expiration Date; Extension of the Offer," beginning on page 25 for more details regarding the expiration of the offer and potential extensions of the offer.

10.   How will I know if the offer has been extended?

        If we decide to extend the offer, we will announce the new expiration time and date no later than 8:00 a.m. U.S. Central Time on June 30, 2003. We expect to make any such announcement to you by e-mail or, if you do not have access to e-mail, by hard copy memorandum delivered to your work or home address. However, we can make this announcement in any manner reasonably designed to inform you of the change. See "THE OFFER—Expiration Date; Extension of the Offer" beginning on page 25 for more details regarding potential extensions of the offer.

11.   When will the new options be granted?

        The new options will be granted on a day that is at least six months and one day after we accept and cancel your surrendered options. We currently expect to accept and cancel your options on June 28, 2003, and to grant the new options on or about December 29, 2003. See "THE OFFER—Acceptance of Options for Exchange and Issuance of New Options" beginning on page 28 for more details on the new grant.

12.   Is the replacement grant date subject to change?

        Yes. Although we expect to grant the new options on the first business day that is at least six months and one day after we accept and cancel your surrendered options, we have discretion to delay the replacement grant date to a later date that is more administratively practicable. In addition, certain of the non-U.S. jurisdictions in which we are making this offer may require specific securities law approvals or other regulatory approvals that could delay the replacement grant for eligible employees who reside in those countries. In addition, if such approvals cannot be obtained, ADC may terminate such employees' right to participate in the exchange offer program. For more details, see "THE OFFER—Acceptance of Options for Exchange and Issuance of New Options" beginning on page 28, "THE OFFER—Conditions of the Offer" beginning on page 33, and "LEGAL MATTERS; REGULATORY APPROVALS" beginning on page 39.

13.   Why won't the new options be granted immediately after the expiration date of the offer?

        In order to achieve the accounting treatment we desire for the program, we cannot grant the new options for at least six months and one day after we accept and cancel your surrendered options. See "ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE" beginning on page 39 for more details. Also, the terms of the stock option exchange program as approved by our Board of Directors and shareowners require that we wait at least six months and one day after we accept and cancel your surrendered options to grant the new options.

14.   What will the exercise price of the new options be?

        The exercise price of the new options will equal the average of the high and low trading price of our common stock on the NASDAQ Stock Market on the replacement grant date (which is currently expected to be on or about December 29, 2003).

        We cannot predict the exercise price of the new options or guarantee that the new options will have a lower exercise price than your eligible options. The exercise price for the new options may be higher, lower or the same as the exercise price of the eligible options you exchange. See "RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION—Risks Related to the Exchange Offer" beginning on page 13.

15.   What will the vesting schedule of the new options be?

        The new options generally will vest in increments of 25% on each six-month anniversary of the replacement grant date. Therefore, the options will be fully vested two years after the replacement grant date. Vesting is tied to continued employment with us or a subsidiary. However, if your employment is terminated less than six months after the replacement grant date as a result of your death or involuntary termination for any reason (other than for wrongful behavior), then 20% of the new options granted to you through this exchange program will vest in full immediately upon such termination.

16.   When will the new options expire?

        The new options will expire seven years after the replacement grant date, or sooner if your employment with ADC or a subsidiary terminates before that time (see Questions 19 through 23 on pages 6 through 7 and "THE OFFER—Terms of Our Global Stock Incentive Plan and the New Options—Term" beginning on page 29).

17.   What will happen to my surrendered options after the offer period expires?

        If all conditions of the offer are met prior to the expiration of the offer period, then promptly following expiration of the offer period we intend to accept for exchange and immediately cancel all eligible options that you properly elected to exchange and did not withdraw prior to the election deadline. We anticipate that such acceptance will occur on June 28, 2003, which is the first day following the end of the offer period. Once we have accepted the options you elected to exchange, you no longer will be entitled to those options, and those options will be irrevocably cancelled by ADC. Instead, you will be entitled to receive new options on the replacement grant date, provided that you are employed by ADC or a subsidiary on that date (subject to a few exceptions). See "THE OFFER—Acceptance of Options for Exchange and Issuance of New Options" beginning on page 28 and "STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER" beginning on page 39.

        It is extremely likely that we will accept and cancel the options you elect to exchange promptly after the expiration of the offer period. However, in the unlikely event that we do not accept and cancel your options within 40 business days after the beginning of the offer period, you will have the right to withdraw the options (under rules of the U.S. Securities and Exchange Commission) until such time as we do accept and cancel your surrendered options. Because we intend to accept and cancel all options surrendered for exchange on June 28, 2003, you should not anticipate having any right to withdraw your election after the June 27, 2003 expiration date of the offer.

18.
What happens if I elect to participate in the exchange program but my employment with ADC or a subsidiary terminates before my eligible options are accepted for exchange and cancelled?

        If your employment with ADC or a subsidiary terminates for any reason at any time before we accept and cancel your surrendered options, you will be treated as if you elected not to participate in the exchange, and your eligible options will be governed in accordance with their current terms and conditions.

19.   What happens if I leave ADC or a subsidiary voluntarily after my options are cancelled?

        Time period from cancellation of eligible options to replacement grant date:

        If you leave ADC or a subsidiary voluntarily after we accept and cancel your surrendered options, but before the new options are granted, you will not receive any new options or any other compensation for the cancelled options.

        Time period from the replacement grant date to first vesting date of new options:

        The new options will vest in increments of 25% on each six-month anniversary of the replacement grant date. If you leave ADC or a subsidiary voluntarily within six months after the new options are granted, you will lose any new options received through this exchange program.

20.   What happens if I die after my options are cancelled?

        Time period from cancellation of eligible options to replacement grant date:

        If you die after we accept and cancel your surrendered options, but before the new options are granted, your estate or legal beneficiary will receive on the replacement grant date 20% of the new options you would have received on that date had you still been employed by us. However, if you reside in Canada, Hong Kong, Malaysia or the Netherlands, you may receive cash in lieu of such new options, as determined in the sole discretion of ADC. See "THE OFFER—Eligible Employees" beginning on page 22. The new options granted to your estate or legal beneficiary through this exchange program will be fully vested on the date of grant, and your estate or legal beneficiary will have two years from the date of your death to exercise the new options.

        Time period from replacement grant date to first vesting date of new options:

        The new options generally will vest in increments of 25% on each six-month anniversary of the replacement grant date. If you die within six months after the new options are granted, 20% of the new options granted to you through this exchange program will vest immediately on the date of your death, and your estate or legal beneficiary will have two years from the date of your death to exercise the vested new options. The balance of your new options that are not vested will be lost.

21.
What happens if my employment with ADC or a subsidiary terminates as a result of my wrongful behavior after my options are cancelled?

        Time period from cancellation of eligible options to replacement grant date:

        If your employment with ADC or a subsidiary terminates as a result of your wrongful behavior at any time after we accept and cancel your surrendered options, but before the new options are granted, you will not receive any new options or any other compensation for the cancelled options. For purposes of this Offer to Exchange, "wrongful behavior" means your willful and continued failure to perform your duties or your gross and willful misconduct, including, but not limited to, wrongful appropriation of funds.

        Time period from replacement grant date to first vesting date of new options:

        The new options will vest in increments of 25% on each six-month anniversary of the replacement grant date. If your employment with ADC or a subsidiary terminates as a result of your wrongful behavior within six months after the new options are granted, you will lose any new options granted through this exchange program.

22.
What happens if my employment with ADC or a subsidiary is terminated by ADC or the subsidiary involuntarily after my options are cancelled due to a reduction in force or for any other reason other than my wrongful behavior?

        Time period from cancellation of eligible options to replacement grant date:

        If your employment with ADC or a subsidiary is terminated involuntarily by us after we accept and cancel your surrendered options, but before the new options are granted, as a result of a reduction in force or for any other reason (other than for wrongful behavior), you will receive on the replacement grant date 20% of the new options you would have received on that date had you still been employed by us. However, if you reside in Canada, Hong Kong, Malaysia or the Netherlands, you may receive cash in lieu of such options, as determined in the sole discretion of ADC. See "THE OFFER—Eligible Employees" beginning on page 22. Any new options granted to you after your termination of employment will be fully vested on the date of grant, and you will have one year from your termination date to exercise these new options.

        Time period from replacement grant date to first vesting date of new options:

        The new options will vest in increments of 25% on each six-month anniversary of the replacement grant date. If your employment with ADC or a subsidiary is terminated involuntarily by us during the six months after the new options are granted to you through this exchange program, for any reason (other than for wrongful behavior), 20% of the new options granted to you through this exchange program will vest immediately on your termination date, and you will have one year from your termination date to exercise the vested new options. You will lose the balance of your new options that are not immediately vested.

23.   What if my business unit is divested after my options are cancelled?

        If your business unit is divested at any time after we accept and cancel your surrendered options, you will be treated as if you were terminated involuntarily for a reason other than your wrongful behavior. The results in that case are described in Question 22.

24.
Is it possible that ADC will divest of any of its existing business units or conduct additional workforce reductions?

        In response to adverse conditions and continuing change in the communications equipment industry, ADC has been aggressively implementing a corporate restructuring plan and adjusting its business strategy. As part of this effort, ADC, in the last two years, has sold or eliminated a number of business units and product lines and significantly reduced the size of its workforce. Conditions in our industry remain very challenging and subject to change. ADC recently began another product portfolio review cycle to look for additional opportunities to enhance shareholder value.

        It is likely that this review will result in greater focus on certain ADC products and markets. ADC may acquire businesses or product lines in its areas of focus and may de-emphasize other businesses or product lines. Accordingly, in the future, we may divest, eliminate or scale back existing ADC businesses and product lines and/or implement further workforce reductions. Such actions could occur prior to the grant date for the replacement options or prior to the date that the replacement options become vested.

        Your decision whether to participate in the exchange program should take into account the possibility that your business unit may be sold or shut down or that your position may be eliminated after the date on which your old options are canceled. We encourage you to carefully review the manner in which the exchange program would operate in these circumstances. See Questions 22 and 23 above on page 7. Also, you should carefully compare the provisions of your existing options with the terms of this exchange offer in order to determine whether the old options or new options would be more valuable to you in the event that your business unit is sold or shut down or your position is eliminated in a workforce reduction.

25.
What if ADC is sold or enters into a merger or other combination with another company before my eligible options are accepted for exchange and cancelled?

        Under the conditions to the offer, we have the opportunity to terminate the offer in the event a tender offer or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, has been proposed, announced or made by any person. If such an event occurs before the offer period expires and we choose not to terminate the offer, you may still elect to participate in the exchange program, or you may withdraw your election to participate. If you withdraw your election to participate, your eligible options will be governed in accordance with their current terms and conditions. If you elect to participate, our promise to grant new options in exchange for the cancellation of your surrendered options will be honored by any successor to our company, unless prohibited or impractical under local law. Any determinations regarding local law issues will be made in the sole discretion of ADC or its successor.

26.
What if ADC enters into a merger or is acquired by another company after my eligible options are accepted for exchange and cancelled?

        If we enter into a merger or are acquired by another entity after your eligible options are accepted and cancelled, but before the new options are granted, the surviving company would automatically assume our obligations with respect to the exchange offer, unless prohibited or impractical under local law. However, as part of the terms of the acquisition, you might receive different securities or cash in exchange for your surrendered options. The type of consideration you receive, if any, in exchange for your eligible options and the number of shares subject to any new options granted would be determined by the acquisition agreement between us and the acquiror and would be based on the same principles applied to any other ADC options outstanding at the time of the acquisition. Depending on the ratio applied to convert our common stock into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares you would have received from the acquiror if you had not participated in the exchange offer. Also, if you reside in a non-U.S. jurisdiction, the type and amount of consideration you would receive could vary depending on the specific facts and circumstances and local laws in your jurisdiction.

        Under the form of stock option agreement for the new options, all outstanding options would become exercisable in full immediately following a change in control of ADC. For more details on what constitutes a "change in control," see "THE OFFER—Terms of Our Global Stock Incentive Plan and the New Options—Vesting" beginning on page 30. If a change in control occurs prior to the replacement grant date, the new options granted to you on the replacement grant date through the stock option exchange program will be fully vested upon grant.

        If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate the employment of some or all of our employees prior to the grant of new options under this option exchange program. If your employment is terminated by an acquiring company after your eligible options are accepted and cancelled but before the replacement grant date, you will (subject to the terms of the acquisition agreement between us and the acquiror) still receive the full amount of the replacement grant that you would have been entitled to receive if you continued to be employed by ADC on that date, unless prohibited or impractical under local law. Your new options, if any are granted, will be fully vested on the date of grant. However, if you reside in Canada, Hong Kong, Malaysia or the Netherlands, you may receive cash in lieu of such new options, as determined in the sole discretion of ADC or its successor. See "THE OFFER—Eligible Employees" beginning on page 22 and "THE OFFER—Terms of Our Global Stock Incentive Plan and Our New Options—Termination of Employment" beginning on page 31. If you voluntarily terminate your employment following a change in control of ADC but before the replacement grant date, you will not receive any replacement options or a cash payment.

27.   What if I am on a leave of absence during the offer period or at the time of the replacement grant?

        If your leave of absence has been approved in advance by ADC or a subsidiary, you will be treated as if you are employed by ADC or the subsidiary for purposes of participating in the exchange program and receiving the new option grant.

28.   What if I am terminated and rehired by ADC or a subsidiary?

        If you were terminated by ADC or a subsidiary and were rehired prior to June 2, 2003, your options outstanding on June 2, 2003 that were granted to you prior to your termination (and that are therefore in a post-termination exercise grace period) are not eligible for exchange through the stock option exchange program.

        If you are terminated by ADC or a subsidiary after your eligible options are accepted and cancelled by us but before the replacement grant date, and you are subsequently rehired before the replacement grant date, you will be treated on the replacement grant date as if you had not been rehired. Accordingly, you will receive only 20% of the new options you would have received if you had been continuously employed by ADC or a subsidiary from the time your options were accepted and cancelled through the replacement grant date, and the new options will be exercisable for one year from your employment termination date. In addition, you will not be eligible to be granted any other options by ADC or a subsidiary prior to the replacement grant date.

29.   What if there is a stock split, reverse stock split or other recapitalization of ADC?

        In the event we have a stock split, reverse stock split, other recapitalization or other event affecting the shares and price of our common stock, we will adjust the exchange ratios accordingly. For example, in the case of a reverse stock split, the number of new options would be decreased and the exercise price would be increased proportionately to reflect the amount of the reverse stock split. However, a new issuance of ADC common stock in connection with a financing or acquisition transaction will not, by itself, result in any adjustment to the exchange ratios. See "THE OFFER—Terms of Our Global Stock Incentive Plan and the New Options—Adjustments" beginning on page 32.

30.   Is there any way to get my options back after they have been cancelled?

        No. Once we have accepted the options you elect to exchange, they will be cancelled irrevocably. Because they will be cancelled, you will no longer have any rights to the options.

31.   Will I be eligible to receive other option grants before the new options are granted?

        No. We do not intend to grant any options between now and the replacement grant date to employees eligible to participate in the stock option exchange program, whether or not they elect to exchange any of their eligible options through the exchange program.

32.   If I decide to participate in the exchange program, do I have to exchange all of my eligible options?

        It depends on the exercise prices of your eligible options. We have divided the eligible options into four tiers, according to their exercise prices. Tier 1 includes the options with the lowest range of exercise prices, and Tier 4 includes the options with the highest range of exercise prices. If you choose to exchange any options in a particular tier, you must exchange all of your eligible options in that tier. For example, if all of your eligible options are Tier 1 options, then you must exchange all of your eligible options in order to participate in the exchange program.

        In addition, you must exchange all of your eligible options in any tier above the lowest numbered tier in which you elect to exchange eligible options. For example, if you have eligible options in Tiers 2, 3 and 4, and you elect to exchange your options in Tier 2, then you also are required to exchange your options in Tiers 3 and 4. However, you could elect to exchange only your eligible options in Tier 4, or to exchange only your eligible options in Tiers 3 and 4. The different tiers of options are described in more detail in Question 6 on page 3 and in "THE OFFER—Number of Options" beginning on page 23.

33.   How can I obtain the details regarding my eligible options?

        We have prepared a personalized election form for each eligible employee identifying which of your options are eligible for exchange, and indicating the tier applicable to each eligible option and the number of new options you would be entitled to receive in the exchange offer. If you reside in the United States, Australia, Canada, Ireland or the United Kingdom and have access to Employee Xpress, you can obtain your personalized election form on the Employee Xpress web site accessible on our Broadway Intranet site at http://broadway.adc.com. If you reside in any other country or do not have access to Employee Xpress, we will be distributing your personalized election form to you at your ADC e-mail address or by hard copy delivered to your work or home address. You also can obtain a copy of your personalized election form by contacting the You@ADC team, either by e-mail addressed to You_ADC@adc.com, or by telephone at (952) 917-1000 or 1 (866) 901-0707.

34.   Will the terms and conditions of the new options be the same as the terms and conditions of my eligible options?

        No. The terms and conditions of your eligible options will not apply to the new options. The eligible options were granted under numerous stock option plans and therefore are subject to a wide variety of terms and conditions. In contrast, all new options will be granted and administered under our Global Stock Incentive Plan. The new options will be evidenced by a new stock option agreement between you and ADC. The form of this stock option agreement is attached to this Offer to Exchange as Appendix A. If you reside outside the United States, your new option agreement may contain additional country-specific terms and conditions set forth in Exhibit B to the form of option agreement. Exhibit B is included in Appendix A attached to this Offer to Exchange. By electing to exchange all or a portion of your eligible options through this stock option exchange program, you are agreeing to all of the terms and conditions of the new stock option agreement. For a more detailed description of the terms and conditions of the new options, see Questions 14 through 16 beginning on page 5 and "THE OFFER—Terms of Our Global Stock Incentive Plan and the New Options" beginning on page 28.

35.
Will the new options be nonqualified stock options or incentive stock options for U.S. federal income tax purposes?

        All new options granted through the stock option exchange program will be nonqualified stock options for U.S. federal income tax purposes. This is the case even if one or more of the eligible options you elected to exchange were incentive stock options for U.S. federal income tax purposes.

36.   Will I have to pay taxes if I exchange eligible options?

        Whether you have to pay taxes in connection with the exchange of options depends on where you are subject to tax. If you are subject to tax in the United States, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of exchange or at the time we grant new options to you. If you are subject to tax outside the United States, the tax consequences vary depending on the countries in which you are subject to tax. The "MATERIAL TAX CONSEQUENCES" section beginning on page 39 discusses the potential tax consequences of participating in the stock option exchange program in each jurisdiction in which we are making this offer. You should consult with your own legal and/or tax advisor to determine the specific tax consequences relevant to your participation in the stock option exchange program. We are not able to provide any tax information beyond that set forth in this Offer to Exchange.

37.   What do I need to do to exchange my eligible options?

        If you reside in the United States, Australia, Canada, Ireland or the United Kingdom, have access to Employee Xpress and wish to exchange all or a portion of your eligible options, you must either:

  •
  complete the online election process on the Employee Xpress web site accessible on our Broadway Intranet site at http://broadway.adc.com; or

  •
  fax to ADC at (952) 238-1573 a properly completed, signed and dated personalized election form printed from the Employee Xpress web site.

Specific instructions on completing the online election process or printable election form and faxing the printable election form are provided on the Employee Xpress web site as well as on the personalized election form.

        If you reside in any other country in which we are making this offer or if you do not have access to Employee Xpress, you will receive a personalized election form with instructions for exchanging your options by e-mail, if you have an ADC e-mail address, or by hard copy distribution to your work or home address. To exchange all or a portion of your eligible options, you must fax your properly completed, signed and dated election form to ADC at (952) 238-1573.

        ALL ELECTIONS MUST BE SUBMITTED TO ADC BY FACSIMILE OR ELECTRONICALLY THROUGH THE EMPLOYEE XPRESS WEB SITE. ELECTIONS SUBMITTED TO ADC BY OTHER MEANS WILL NOT BE ACCEPTED.

        The deadline for electing to exchange eligible options is 11:59 p.m. U.S. Central Time on June 27, 2003, unless we extend the offer period. If you do not complete the online election process or we do not receive a faxed election form from you before the election deadline, your eligible options will remain outstanding and you will be treated as if you elected not to participate in the exchange. See "THE OFFER—Procedures for Making an Election and Exchanging Options" beginning on page 26 for more details.

38.   Can I change my election with respect to particular options?

        Yes. You may change your election at any time before the offer period expires. To change your election with respect to all or a portion of the eligible options you previously elected to exchange, you must complete the online election process again or fax us a new, properly completed election form with your revised election information. There is no limit to the number of times you can change your election before the election deadline. However, the last election we receive prior to the expiration of the offer period will be the one that governs your election. For more details, see "THE OFFER—Changing or Withdrawing Your Election" beginning on page 27.

39.   Can I withdraw my election to participate in the exchange offer altogether?

        Yes. You may withdraw your election to exchange eligible options at any time before the expiration of the offer period. To withdraw an election you previously made, you must resubmit your online election or fax us a new, properly completed election form. In either case, you must mark the designated box indicating that you wish to withdraw your election altogether. We must receive your withdrawal notice, submitted through the online process or by fax, before the offer period expires. After you have withdrawn your election, you may change your mind and elect to participate again at any time before the offer period expires. However, the last election we receive prior to the expiration of the offer will be the one that governs your election.

        Notwithstanding the preceding paragraph, if we fail to accept and cancel your surrendered options on or before July 28, 2003, you will have another opportunity to withdraw your election. For more details, see "THE OFFER—Changing or Withdrawing Your Election" beginning on page 27. However, we do not expect that this additional withdrawal opportunity will arise, because we currently intend to accept and cancel all options surrendered for exchange on or about June 28, 2003.

40.   What will happen to eligible options that I elect not to exchange or that are not accepted for exchange?

        Nothing. Eligible options that you choose not to exchange or that are not accepted for exchange will remain outstanding and will retain their current exercise price, current vesting schedule and other current terms and conditions.

41.   Are there conditions to the exchange offer?

        Yes. The exchange offer is subject to a number of conditions that give ADC the right to terminate or modify the offer. See "THE OFFER—Conditions of the Offer" beginning on page 33. Among other things, these conditions include the institution of legal proceedings or regulatory changes relating to the offer, extraordinary events such as the suspension of trading on a national securities exchange or the declaration of banking moratorium, the announcement of certain transactions involving a possible acquisition or change in control of ADC or a significant increase or decrease in the market price of our common stock. If any of these conditions occurs before the expiration of the offer period, we have the right to amend or terminate the offer or postpone our acceptance and cancellation of any options you elect to exchange. We may or may not take advantage of this right. However, the offer is not conditioned on any minimum number of optionholders accepting the offer or a minimum number of options being exchanged.

42.   Whom should I contact with questions about the offer?

        If you have questions about the offer or need assistance in completing the election process, please contact the You@ADC team, either by e-mail addressed to You_ADC@adc.com, or by telephone at (952) 917-1000 or 1 (866) 901-0707. The You@ADC team will answer questions about this stock option exchange program, the terms of our Global Stock Incentive Plan and the terms of the new options, but cannot alter the terms of the program, the plan or the options, or recommend whether or not you should accept the offer.

43.   Can I receive a paper copy of this Offer to Exchange or my personalized election form?

        Yes. You may request a paper copy of this Offer to Exchange or your personalized election form by contacting the You@ADC team, either by e-mail addressed to You_ADC@adc.com, or by telephone at (952) 917-1000 or 1 (866) 901-0707.

        If you have access to our ADC Broadway Intranet site, you also may print a copy of this Offer to Exchange from the Stock Option Exchange Online Library at http://broadway.adc.com/broadway/You@ADC/My Money/Stock Option Exchange Program Online Library.

RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

        Accepting our offer to exchange all or a portion of your eligible options involves a number of potential risks. Described below are some of the most significant risks of participating in the stock option exchange program. Such risks include risks relating to the terms of the exchange offer itself. In addition, you should also be aware of risks regarding our business and common stock, because an analysis of such risks may affect your decision whether or not to participate in the offer to exchange. You should carefully consider the risks described below before deciding to exchange all or a portion of your eligible options.

        The risks described in this section do not include certain risks that may apply to eligible employees who reside outside of the United States. If you are subject to tax outside the United States, we urge you to also read the "MATERIAL TAX CONSEQUENCES" subsections in this Offer to Exchange, beginning on page 39. These subsections discuss the likely tax consequences to you of the exchange offer in the country in which you are subject to tax. We urge all employees to read the remainder of this Offer to Exchange and to speak with your personal financial and tax advisors before deciding whether to accept our offer with respect to all or a portion of your eligible options.

Risks Related to the Exchange Offer

        If our stock price increases after the date your eligible options are cancelled and before the new options are granted to you in the exchange, your cancelled options might have been worth more than the new options.

        The exercise price of the new options you receive in the exchange offer will be equal to the average of the high and low trading prices of our common stock on the NASDAQ Stock Market on the replacement grant date (which is currently expected to be on or about December 29, 2003). As a result, the exercise price of any new option may be significantly higher than the current trading price of the ADC common stock, and could be higher than the exercise price of your old options.

        The market price of our common stock on the replacement grant date is unknown at this time. In the past, the market price of our common stock has been very volatile, and it could continue to fluctuate significantly in the future as a result of a variety of factors, including those factors described below under "Risks Related to Our Common Stock." Because any new options you receive in the exchange offer will be exercisable for a fewer number of shares than the old options you exchange, an increase in the market price of our common stock could significantly decrease the value of the new options. Such new options could have a higher exercise price than your existing options, and, in any event, will allow you to acquire a smaller number of shares than your existing options.

        For example, if you hold options to purchase 100 shares with an exercise price of $5.00 and options to purchase 100 shares with an exercise price of $6.00 and you elect to exchange all of such options, you will receive options to acquire 67 and 50 shares, respectively. Assuming the fair market value of the ADC common stock on the replacement grant date is $6.00 per share, you will significantly be disadvantaged by participating in the exchange offer (i.e., you will hold fewer options with an exercise price greater than or equal to the old options).

        On the other hand, if the price of the ADC common stock on the option replacement date is significantly lower than the exercise price of the old options, and the trading value of the common stock appreciates significantly after such date, participation in the exchange offer may be beneficial to you. For example, if you hold options to purchase 100 shares of common stock with an exercise price of $5.00 and options to purchase 100 shares with an exercise price of $6.00, you will receive options to acquire 67 and 50 shares, respectively. In the event that the fair market value of ADC common stock on the replacement grant date is $1.50, your new options will have an exercise of $1.50 per share. In this case, even though you will hold fewer options, the exercise price will be $3.50 and $4.50 lower than the original exercise prices of the $5.00 and $6.00 options, respectively.

        In determining whether to participate in the exchange offer, you should take into account that changes in the market price of ADC common stock between now and the option replacement date could significantly affect the value of any new options. Also, you should be aware that the exchange ratios were established so that, based on the option valuation methodology used, the options surrendered by you in the exchange will be equal to or greater than the value of the new options granted to you.

        If your employment is terminated by ADC or by your death after your eligible options are canceled but before we grant the new options, you could receive only a portion or none of the new options you otherwise would have received if you were still employed by ADC on the replacement grant date.

        Once your options are cancelled, you have no further rights to them. Accordingly, if your employment terminates after we have cancelled your eligible options but before the new options are granted, you will have lost all rights to and benefits of the cancelled options. In addition, depending on the circumstances of your employment termination, you will receive only a portion or none of the new options you would have received if you were still employed by ADC on the replacement grant date. Therefore, you could lose a substantial portion or all of the benefit you expected to receive by participating in the option exchange program.

        Your employment could be terminated as a result of ADC divesting or eliminating your business unit or as a result of a workforce reduction. In response to adverse conditions and continuing change in the communications equipment industry, ADC has modified its business strategy and has been aggressively implementing a corporate restructuring plan. As part of this effort, ADC, in the last two years, has sold or eliminated a number of business units and product lines and significantly reduced the size of its workforce. Conditions in our industry remain very challenging and subject to change. ADC recently began another product portfolio review cycle to look for additional opportunities to enhance shareowner value.

        It is likely that this review will result in greater focus on certain products and markets. ADC may acquire businesses and product lines in its areas of focus and de-emphasize other businesses and product lines. Accordingly, in the future, we may divest, eliminate or scale back existing businesses and product lines and/or implement further workforce reductions. Such actions could occur prior to the grant date for the replacement options or prior to the date that the replacement options become vested.

        If ADC terminates your employment for one of these or any other reason (except for your wrongful behavior) after your eligible options are cancelled but before the new options are granted, you will receive only 20% of the new options you otherwise would have been granted on the replacement grant date, and we will not provide any additional consideration for your eligible options that were cancelled. Similarly, if you die after your eligible options are cancelled but prior to the replacement grant date, your estate or legal beneficiary will receive only 20% of the options you otherwise would have received pursuant to the exchange offer. In addition, the duration of any such options granted after your termination of employment will be substantially shorter than the duration of the options you otherwise would have received in the exchange program. If you are a resident of Canada, Hong Kong, Malaysia or the Netherlands, special provisions of the exchange offer will apply if your employment is terminated by ADC or as a result of your death. See "THE OFFER—Eligible Employees" beginning on page 22.

        Finally, if you are terminated by ADC for wrongful behavior after your eligible options are cancelled but before the new options are granted, you will receive no new options.

        If you voluntarily terminate your employment before the replacement grant date, you will not receive any new options or any consideration for your eligible options that were cancelled.

        With limited exceptions described in "THE OFFER—Terms of Our Global Stock Incentive Plan and Our New Options—Termination of Employment" beginning on page 31, you must be employed by us or a subsidiary on the date the new options are granted. Accordingly, if you voluntarily terminate your employment for any reason after your eligible options are cancelled but before the new options are granted, you will not be granted any new options, nor will you receive any other compensation in exchange for your eligible options that were cancelled.

        You may be giving up options that are fully vested for options that are not vested.

        The new options granted under the exchange program will have a new vesting schedule and, in most cases, will not begin to vest for six months following the replacement grant date. The eligible options you surrender in exchange for these new options may be fully or partially vested. Subject to limited exceptions, if your employment with ADC terminates, you will lose the unvested portion of any new options and will not receive any other compensation for the new options or for your cancelled options that were vested.

        The expiration date of the new options you receive may be earlier than the expiration date of the options you exchange.

        The new options granted under the exchange program will have a new expiration date and will expire no more than seven years after the replacement grant date. The eligible options you surrender for exchange generally have expiration dates of up to least ten years following the grant date of the option. Depending on the grant date of your eligible options, you may be giving up options with a later expiration date than the new options. In that case, you may lose the benefit of any appreciation in the price of our common stock that occurs after the new options expire but before the expiration date of the cancelled options.

        The new options will not be incentive stock options for U.S. federal income tax purposes.

        All of the new options granted through this exchange program will be nonqualified stock options for U.S. federal income tax purposes. If you elect to exchange eligible stock options that are U.S. incentive stock options, you will not have the opportunity to realize any U.S. tax benefits that may have resulted upon the exercise of the incentive stock options.

        Other terms and conditions of the new options may not be as favorable to you as the terms and conditions of your eligible options.

        In addition to the vesting provisions, expiration dates and type of option, the new options may have other terms and conditions that are different from those applicable to your eligible options. The eligible options have a wide variety of terms and conditions, depending on the plan and the agreement pursuant to which they were granted. The terms of the new options may be less favorable to you than those of the eligible options.

        If we are acquired by or merge with another company, the value of your existing options or the new options you receive in the exchange could be significantly affected.

        An acquisition or merger or similar corporate event involving ADC could result in significant changes in the price of our common stock, including either a substantial increase or a substantial decrease. Depending on the structure of this type of transaction, you might be deprived of any further price appreciation in the shares of stock underlying new options that are granted to you in exchange for your cancelled options. In addition, in the event of an acquisition of ADC for stock of an acquiring company, you might receive options to purchase shares of a successor to ADC instead of receiving options to purchase ADC common stock, unless prohibited or impractical under local law.

Risks Related to Our Common Stock

        Our stock price is volatile.

        Based on the trading history of our common stock and the nature of the market for publicly traded securities of companies in our industry, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. The fluctuations could occur from day-to-day or over a longer period of time. The factors that may cause such fluctuations include:

  •
  announcements of new products and services by us or our competitors;

  •
  quarterly fluctuations in our financial results or the financial results of our competitors or our customers;

  •
  customer contract awards to us or our competitors;

  •
  increased competition with our competitors or among our customers;

  •
  consolidation among our competitors or customers;

  •
  disputes concerning intellectual property rights;

  •
  the financial health of ADC, our competitors or our customers;

  •
  developments in telecommunications regulations;

  •
  general conditions in the communications equipment industry; and

  •
  general economic conditions.

        In addition, communications equipment company stocks in the past have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of our common stock.

        We may issue additional common stock or securities convertible into common stock in order to provide financing for future acquisitions and other corporate purposes.

        ADC is currently reviewing its product portfolio and intends to focus on products and markets with the greatest potential for increasing shareholder value. As part of this review process, ADC may make strategic decisions to add or subtract product lines. As a resolute, ADC may seek to raise additional capital to pursue strategic acquisitions in targeted areas. Such capital could be obtained by the issuance of ADC common stock or other securities convertible into common stock.

        If we issue additional common stock or equity-linked securities, such issuances would have a dilutive effect on current and future shareowners (including employees who exercise options to acquire shares of ADC common stock). Also, the announcement of such a financing could have a negative effect on the trading price of our common stock.

        We have not in the past and do not intend in the foreseeable future to pay cash dividends on our common stock.

        We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance our operations and for general corporate purposes.

Risks Related to Our Business

        Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.

        The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements by our competitors. The introduction of products using new technologies or the adoption of new industry standards can make our existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions and to introduce new solutions to address our customers' changing demands.

        In addition, new product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We have invested, and we will continue to invest, substantial resources for the development of new products. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. If we fail to anticipate or respond in a cost-effective and timely manner to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be affected materially and adversely.

        Our business may be affected adversely by general economic and market conditions.

        Our business is subject to the effects of general economic conditions in the United States and globally and, in particular, market conditions in the communications and networking industries. During the past two fiscal years, our operating results have been affected adversely as a result of unfavorable economic conditions and reduced capital spending by our customers, particularly in the United States. If the economic conditions in the United States and globally do not improve, or if we experience a worsening of the global economy, we may continue to experience material adverse impacts on our business, operating results and financial condition.

        We may not realize expected benefits from our announced restructuring initiative.

        We announced an initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations during fiscal 2001. We continued this initiative during fiscal 2002. We cannot predict whether we will realize improved operating performance as a result of our restructuring and streamlining of operations. We also cannot predict whether our restructuring and streamlining of operations will affect adversely our ability to retain key employees, which, in turn, would affect adversely our operating results.

        The market for communications equipment products and services is rapidly changing.

        In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced Internet, data, video and voice services, our recent product and service offerings and research and development efforts have been and are focused on emerging technologies and network equipment, software and systems integration services for communications service providers. The market for communications network equipment, software and integration services is rapidly changing. We believe our future growth will be dependent in part on our ability to develop successfully and introduce commercially new products for this market. Our future will also depend on the growth of the communications equipment market. The growth in the market for communications equipment products and services is dependent on a number of factors. These factors include:

  •
  the amount of capital expenditures by network providers;

  •
  regulatory and legal developments;

  •
  changes to capital expenditure rates by network providers;

  •
  the addition of new customers to the market; and

  •
  end-user demand for integrated Internet, data, video, voice and other network services.

        We cannot predict the growth rate of the market for communications equipment products and services. The slowdown in the general economy over the past two years, changes and consolidation in the service provider market, and the constraints on capital availability have had a material adverse effect on many of our service provider customers, with a number of such customers going out of business or substantially reducing their expansion plans and equipment purchases. Also, we cannot predict technological trends or new products in this market. In addition, we cannot predict whether our products and services will meet with market acceptance or be profitable or how their sales may be impacted by possible consolidation of communications service provider customers. We may not be able to compete successfully, and competitive pressures may affect our business, operating results and financial condition materially and adversely.

  Our industry is highly competitive.

        Competition in the communications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks. We believe our success in competing with other manufacturers of communications equipment products and services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, our delivery and service capabilities and our control of operating expenses. We anticipate increasing pricing pressures from current and future competitors. Many of our competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we do. Competition may also be affected by consolidation among communications equipment providers, which may increase their resources. As a result, other competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. There may also be consolidation among our communication service provider customers, which would result in fewer (and larger) customers for our products and those of our competitors. Some of these customers may choose to reduce the number of equipment vendors they deal with, which could result in the loss of one or more customers.

        We cannot predict whether we will be able to compete successfully with our existing and new products and services or with current and future competitors. In addition, we believe that technological change, the convergence of Internet, data, video and voice on a single broadband network, the possibility of regulatory changes and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes are difficult to predict at this time. Increased competition could lead to price cuts, reduced profit margins and loss of market share, which may seriously harm our business, operating results and financial condition.

        Our operating results fluctuate significantly and may not be a good indicator of future results.

        Our operating results vary significantly from quarter to quarter. These fluctuations are the result of a number of factors, including:

  •
  the volume and timing of orders from and shipments to our customers;

  •
  the timing of and our ability to obtain new customer contracts;

  •
  the timing of new product and service announcements;

  •
  the availability of products and services;

  •
  the overall level of capital expenditures by our customers;

  •
  the market acceptance of new and enhanced versions of our products and services or variations in the mix of products and services we sell;

  •
  the utilization of our production capacity and employees; and

  •
  the availability and cost of key components.

        Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be affected adversely. In addition, our operating results are subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter ending October 31, primarily as a result of our year-end incentives and customer budget cycles. We typically have experienced weaker demand for our products and services in the first fiscal quarter ending January 31, primarily as a result of the number of holidays in late November, December and early January, the development of annual capital budgets by our customers during that period, and a general industry slowdown during that period. We cannot predict if these historical seasonal trends will continue or worsen in the future, particularly in light of the economic downturn of the past two years. For instance, due to the economic downturn in the communications equipment and services market during fiscal 2001 and 2002, this historical trend of seasonality was not evident during these two fiscal years.

        For the above and other reasons, our historical operating results may not be a good predictor of our results in future periods

        We incurred significant net losses in fiscal 2002 and 2001. If we continue to incur significant net losses, our ability to satisfy our cash requirements may be more difficult.

        We incurred net losses of approximately $1.15 billion and $1.29 billion in fiscal 2002 and 2001, respectively. Although we believe that our current unrestricted cash on hand will be adequate to fund our working capital requirements, planned capital expenditures and restructuring costs, if our operating losses continue to be significant or continue longer than expected, we may not be able to satisfy our working capital requirements from existing resources. In the current market environment there are few alternatives available as sources of financing, and any plan to raise additional capital is likely to involve an equity-based or equity-linked financing, such as the issuance of convertible debt, common stock or preferred stock, which would be dilutive to existing shareowners.

        The regulatory environment in which we operate is changing.

        The communications equipment industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and globally. Federal and state regulatory agencies regulate most of our U.S. customers. In early 1996, the U.S. Telecommunications Act of 1996 was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and other ADC customers, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. These changes generally have increased our opportunities to provide solutions for our customers' Internet, data, video and voice needs. However, competition in our markets could intensify as a result of future changes or new regulations in the United States or globally, which could affect our business, operating results and financial condition materially and adversely.

        Conditions in global markets could affect our operations.

        Our non-U.S. sales accounted for approximately 27% of our net sales in fiscal 2002, 29% of our net sales in fiscal 2001 and 22% of our net sales in fiscal 2000. We expect non-U.S. sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or lease operations located in Argentina, Australia, Belgium, Brazil, Canada, China, France, Germany, Hong Kong, Hungary, India, Ireland, Israel, Italy, Japan, Malaysia, Mexico, Puerto Rico, Russia, Singapore, South Africa, South Korea, Spain, the United Arab Emirates, the United Kingdom and Venezuela. Due to our non-U.S. sales and our non-U.S. operations, we are subject to the risks of conducting business globally. These risks include:

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  local economic and market conditions;

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  political and economic instability;

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  unexpected changes in or impositions of legislative or regulatory requirements;

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  fluctuations in the exchange rate of the U.S. dollar;

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  tariffs and other barriers and restrictions;

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  longer payment cycles;

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  difficulties in enforcing intellectual property and contract rights;

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  greater difficulty in accounts receivable collection;

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  potentially adverse taxes; and

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  the burdens of complying with a variety of non-U.S. laws and telecommunications standards.

        We also are subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. We maintain business operations and have sales in many non-U.S. markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be affected adversely by these conditions. Instability in non-U.S. markets, particularly in Asia and Latin America, could have a negative impact on our business, financial condition and operating results. Current and future turmoil in the Middle East also may have a negative impact on the results of our operations, especially those located in Israel. In addition to the effect of global economic instability on non-U.S. sales, sales to U.S. customers having significant non-U.S. operations could be impacted adversely by these economic conditions, which may affect our business, financial condition and operating results materially and adversely.

        Our intellectual property rights may not be adequate to protect our business.

        Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, trademarks, copyrights and trade secrets, we cannot predict whether such protection will be adequate, or whether our competitors can develop similar technology independently without violating our proprietary rights.

        As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive notices from third parties, including some of our competitors, claiming that we are infringing third-party patents or other proprietary rights. We cannot predict whether we will prevail in any litigation over third-party claims, or whether we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management's time, attention and resources, delay our product shipments or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business, financial condition and operating results could be affected adversely.

        We may be unable to successfully integrate acquired businesses.

        If we determine to acquire complementary businesses, we may have difficulty assimilating our businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our shareowners.

        We may encounter difficulties obtaining raw materials and supplies needed to make our products.

        Our ability to produce our products is dependent upon the availability of certain raw materials and supplies. The availability of these raw materials and supplies is subject to market forces beyond our control. From time to time there may not be sufficient quantities of raw materials and supplies in the marketplace to meet the customer demand for our products. In addition, the costs to obtain these raw materials and supplies are subject to price fluctuations because of market demand. Many companies utilize the same raw materials and supplies in the production of their products as we use in our products. Companies with more resources than our own may have a competitive advantage in obtaining raw materials and supplies due to greater buying power. Reduced supply and higher prices of raw materials and supplies may affect our business, operating results and financial condition adversely.

        In addition, we have increased our reliance on the use of contract manufacturers to make our products on our behalf. We estimate that products made by contract manufacturers accounted for approximately 33% of our net sales in fiscal 2002. If these contract manufacturers do not fulfill their obligations to us, or if we do not properly manage these relationships, our existing customer relationships may suffer.

        We have offered and may continue to offer customer financing arrangements.

        We have worked with customers and third-party financial institutions to finance equipment sales through negotiated financing arrangements. As of January 31, 2003, we had commitments to extend credit of approximately $58.6 million, of which approximately $23.9 million was drawn and outstanding at that time. At such date, we had recorded approximately $16.9 million in loss reserves in the event of non-performance related to these financing arrangements. Many of our competitors engage in similar financing transactions in order to obtain customer orders. To remain competitive, we believe that it may be necessary for us to continue to offer financing arrangements in the future. We intend under certain circumstances to sell all or a portion of these commitments and outstanding receivables to third parties.

        Our ability to collect on these commitments or to reduce our risk of loss by selling these commitments and receivables without recourse is contingent on the perceived financial health of the companies to which we extend credit. This is likely to be affected by many factors, including, among others, general conditions in the communications equipment and services industry, general economic conditions and changes in telecommunications regulations. We may experience credit losses that could affect our business, financial condition and operating results adversely.

        We are dependent upon key personnel.

        Like all high-technology companies, our success is dependent on the efforts and abilities of our employees. Our ability to attract, retain and motivate skilled employees is critical to our success. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own personnel with personnel from acquired entities who are necessary to the continued success or the successful integration of the acquired businesses. Moreover, as a result of our recent initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations, our ability to attract and retain key personnel may be adversely affected.

        Anti-takeover provisions in our charter documents, our shareowner rights plan and Minnesota law could prevent or delay a change in control of our company.

        Provisions of our articles of incorporation and bylaws, our shareowner rights plan (also known as a "poison pill") and Minnesota law may discourage, delay or prevent a merger or acquisition that a shareowner may consider favorable and may limit the market price for our common stock. These provisions include the following:

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  advance notice requirements for shareowner proposals and nominations;

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  authorization for our Board of Directors to issue preferred stock without shareowner approval;

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  authorization for our Board of Directors to issue common stock purchase rights upon a third party's acquisition of 15% or more of our outstanding shares of common stock; and

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  the limitation of business combinations with interested shareowners.

Some of these provisions may discourage a future acquisition of ADC even though our shareowners would receive an attractive value for their shares or a significant number of our shareowners believed such a proposed transaction would be in their best interest.

THE OFFER

1.     Eligible Employees

        We are extending the offer to employees of ADC and our subsidiaries who reside in the United States, Argentina, Australia, Belgium, Brazil, Canada, China, France, Germany, Hong Kong, Hungary, India, Ireland, Israel, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Switzerland, the United Arab Emirates, the United Kingdom or Venezuela, who hold at least one eligible option on June 2, 2003 and who have not received an option grant from ADC or a subsidiary during the six months prior to June 2, 2003. Members of our Board of Directors and our most highly compensated executive officers named in our definitive proxy statement for our 2003 annual meeting of shareowners are not eligible to participate in the exchange offer.

        As of May 7, 2003, 3,136 employees were eligible to participate in the stock option exchange program. Participation in the program is voluntary.

        To be eligible to accept our offer to exchange all or a portion of your options, you must remain an eligible employee on the date your eligible options are accepted by us for exchange and cancellation. If you are on an authorized leave of absence from ADC or a subsidiary on the first day of the offer period and/or the date your eligible options are accepted by us for exchange and cancellation, you still will be considered to be an employee on those dates for purposes of participating in the stock option exchange program.

        Except in the limited situations described below, in order to be eligible to receive new options to be granted pursuant to the exchange offer, you also must be employed by us or a subsidiary on the date the new options are granted (which is currently expected to be on or about December 29, 2003). Also, you must not have received an option grant from ADC during the six months prior to the date the new options are granted. If you are on an authorized leave of absence from ADC or a subsidiary on the date the new options are granted, you still will be considered to be an employee on that date for purposes of receiving the new options. If your employment with us or a subsidiary is terminated for any reason other than the limited situations described below, you will not be entitled to receive any stock options that otherwise would have been granted to you on the replacement date. Also, you will not receive any other consideration for your eligible options that have been accepted and cancelled by us, even if the options you elected to exchange were fully or partially vested.

        Except as otherwise provided below, if your employment terminates after we accept and cancel the options you elected to exchange but before the replacement grant date as a result of your death, your estate or legal beneficiary will receive on the replacement grant date 20% of the number of new options you otherwise would have been granted on this date. Such options will be exercisable for two years after the date of your death.

        Similarly, except as otherwise described below, you will receive on the replacement grant date 20% of the number of options you otherwise would have been granted on this date if your employment is terminated involuntarily by us for any reason (other than for wrongful behavior) after we accept and cancel the options you elected to exchange but before the replacement options are granted. In the case of your involuntary termination, the new options will be exercisable by you for one year following your termination date.

        Notwithstanding the immediately preceding paragraph, if your employment is terminated involuntarily by ADC after we accept and cancel your options but before the replacement grant date for any reason (other than for wrongful behavior) and this employment termination occurs following a change in control of ADC, you will receive on the replacement grant date the full number of new options you otherwise would have been granted on this date. In this case, the new options you are granted will be fully vested at the time of grant. See "—Terms of Our Global Stock Incentive Plan and the New Options—Vesting" beginning on page 30.

        Securities laws in Canada, Hong Kong, Malaysia and the Netherlands may prohibit the grant of new options to individuals who are not employed by ADC or a subsidiary at the time of the replacement option grant. We are seeking exemptive relief in Canada that would allow us to grant the new options to employees whose employment terminates or to the estate or legal beneficiary of employees who die after we accept and cancel eligible options for exchange but prior to the replacement grant date. If we do not receive such exemptive relief, then an eligible employee who is a resident of Canada and who dies or is terminated involuntarily (other than for wrongful behavior) after his or her eligible options are accepted and canceled but before the replacement grant, such employee or his or her estate or legal beneficiary may receive cash in lieu of the new options such employee otherwise would have received on the replacement grant date. Also, if you (or your legal beneficiary) are a resident of Hong Kong, Malaysia or the Netherlands at the time of the replacement grant and you die or are terminated involuntarily (other than for wrongful behavior) after your eligible options are accepted and canceled but before the replacement grant, then you or your estate or legal beneficiary may receive cash in lieu of the new options you otherwise would have received on the replacement grant date. Any determination of whether you receive new options or cash in lieu of such options will be made by ADC in its sole discretion.

        The cash amount that you or your estate or legal beneficiary may receive in lieu of replacement options will be equal to 25% of the amount determined by multiplying (a) the number of shares subject to the replacement option that would have been received (i.e., 20% of the number of shares that would have been subject to the replacement option if your employment with ADC had continued), by (b) the exercise price of such replacement option. This amount is intended to approximate the Black-Scholes value of the new options eligible employees resident in Canada, Hong Kong, Malaysia or the Netherlands otherwise would have received on the replacement grant date. Such valuation of the new options such employees would have received reflects the fact that these options would have terminated one or two years after your involuntary termination of employment or death, respectively. For more information on how options are valued under the Black-Scholes option valuation model, see "—Number of Options" beginning on page 23.

2.     Number of Options

        As of May 7, 2003, options to purchase a total of 119,169,766 shares of our common stock were outstanding. Of these outstanding options, options to purchase 45,086,569 shares of our common stock are held by eligible employees and are eligible for exchange pursuant to this offer. The vast majority of these options have been granted under our Global Stock Incentive Plan, which has been our primary stock option plan since 1991. The remaining eligible options were granted under our 2001 Special Stock Option Plan, pursuant to which we made a one-time grant in November 2001, or under one of our acquisition-related stock option plans, which we used to convert outstanding options of acquired companies into options to acquire our common stock. These acquisition-related plans are the ADC Telecommunications, Inc./CommTech Corporation 1997 Equity Incentive Plan, the ADC/Pairgain Technologies, Inc. 1993 Stock Option Plan, the ADC/Saville Share Option Plan, the ADC/Spectracom 1997 Stock Option Plan, the ADC/Teledata Key Employee Option Plan (1994-1997), and the ADC/Teledata Key Employee Option Plan (1998).

        Upon the terms and subject to the conditions of this offer, we will exchange outstanding options that:

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  are held by eligible employees;

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  have an exercise price equal to or greater than $4.00 per share; and

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  are scheduled to expire on or after January 1, 2004.

Except as described in the two immediately following paragraphs, all outstanding options that meet these criteria and that are held by eligible employees may be exchanged, whether or not the options are vested and regardless of the ADC stock option plan under which they originally were granted. If you are a resident of China, you should be aware that any "bonus rights" previously granted to you by ADC are considered stock options for purposes of the exchange offer, and are eligible for exchange if they meet the above eligibility criteria. Options with an exercise price less than $4.00 per share or that are scheduled to expire prior to January 1, 2004, are not eligible to be exchanged pursuant to this offer.

        Depending on the market price of ADC common stock at the end of the exchange offer period, certain options may not be eligible for exchange. Options with exercise prices from $4.00 to $5.49 will not be eligible for exchange if the average of the closing prices of ADC common stock over a period of five consecutive trading days ending on the last day of the offer period (which is expected to be June 27, 2003) is $4.00 or greater. If such average closing price is equal to or exceeds $4.00, any options with exercise prices ranging from $4.00 to $5.49 will not be accepted for exchange.

        Certain employees of ADC or its subsidiaries who previously had their employment terminated may have been rehired by ADC or a subsidiary. Any options outstanding on June 2, 2003 that were granted to these employees prior to their termination of employment (and that are therefore in a post-termination exercise grace period) are not eligible for exchange in the stock option exchange program.

        We designed the stock option exchange program so that the value of any eligible options you exchange will be equal to or greater than the value of the new options granted to you, based on the valuation method used. In all cases, you will be required to surrender eligible options to purchase a greater number of shares than the number of shares subject to the new options to be granted to you pursuant to the exchange offer. As a result, fewer options will be outstanding after the exchange offer than were outstanding prior to commencement of the offer, which will reduce the potential dilution to our current shareowners of future option exercises.

        The exact number of eligible options you must surrender in order to receive one new replacement option was determined as described below based on the Black-Scholes option valuation model, which is a widely recognized and accepted method to determine the value of a stock option. The Black-Scholes valuation model takes into account a number of variables, including our stock price, stock volatility, risk-free rate of return, historical dividend and the exercise price, term and vesting provisions of the options being valued. The Black-Scholes calculation of the values of your eligible options and the new options are estimates of what we hypothetically could obtain if we were to sell similar options in the open market. Your judgment regarding the value of the options might be very different. The actual future economic value to you depends on the future price of our common stock, which is now unknown.

        In determining the exchange ratios, these Black-Scholes valuation factors, except for the market price of our common stock, were based on information available as of November 1, 2002, prior to approval of the stock option exchange program by our Board of Directors and shareowners. Because of the time delay between the time these valuation factors were determined and the commencement of the offer, we elected to have our valuation methodology take into account changes in our stock price that occurred after November 1, 2002. Accordingly, for purposes of valuing the options, the market price of our common stock was based on the average of the closing prices of our common stock over a period of 20 consecutive trading days ending May 7, 2003.

        In addition, in order to ensure that our shareowners' interests are protected, we modified the exchange ratios based on the valuation methodology described above so that a greater number of eligible options would need to be surrendered for cancellation in the exchange. For each tier of eligible options set forth in the table below, we added .25 to the number of eligible options that would have been required to be surrendered under this valuation methodology. For example, in Tier 1 of the table, the preliminary exchange ratio of 1.25 eligible options to 1.00 new options was changed to 1.50 to 1.00. As a result, you will be required to surrender a slightly greater number of shares than would be required under an exact "value-for-value" exchange. We relied on Frederic W. Cook & Co., a prominent independent compensation-consulting firm, in determining the appropriate option values and exchange ratios based on the valuation methodology described above.

        In light of the wide variety of exercise prices of the eligible options, we have categorized the eligible options in four tiers, based on their exercise prices, and have established one exchange ratio applicable to all eligible options in each tier, based on the valuation methodology described above and the average exercise prices within each tier. The following table sets forth the exchange ratios (i.e., the number of eligible options exchangeable for each new option) for the four tiers of eligible options. These numbers are subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of our Global Stock Incentive Plan.

Tier	Current Exercise Price Range of Eligible Options (U.S. Dollars)	Exchange Ratio
1	$4.00 to $5.49	1.50 to 1.00
2	$5.50 to $7.99	2.00 to 1.00
3	$8.00 to $14.99	2.75 to 1.00
4	$15.00 or higher	4.75 to 1.00

As noted above, options in Tier 1 will not be eligible for exchange if the average of the closing prices of ADC common stock over a period of five consecutive trading days ending on the last day of the offer period exceeds $4.00.

        If you elect to participate in the exchange offer, you must select the lowest numbered tier at and above which you will exchange all eligible options. For example, you may decide to exchange all of your eligible options in Tiers 2 and above (i.e., all of your eligible options with an exercise price of $5.50 or higher). Another employee might elect to exchange all eligible options in Tiers 3 and 4. However, you may not exchange eligible options in Tiers 2 and 4 without also exchanging eligible options in Tier 3.

        To calculate the number of new options you will receive in exchange for the options you elected to exchange, you must divide the number of eligible options in each tier you elect to exchange by the exchange ratio for that tier. If applying the exchange ratio does not result in a whole number of new options, the number of new options will be rounded to the nearest whole number. Fractions of .50 and above will be rounded up, and fractions below .50 will be rounded down. For example, if you hold options to purchase 100 shares with an exercise price of $6.00 (Tier 2) and options to purchase 100 shares with an exercise price of $9.50 (Tier 3) and you choose to exchange all options in Tiers 2 and above, you will receive 50 options in exchange for your Tier 2 options and 36 options in exchange for your Tier 3 options. For your convenience, on your personalized election form, we have calculated the number of options you can expect to receive in exchange for your eligible options in each tier. See Question 33 on page 10 for information on how to obtain your personalized election form.

3.     Expiration Date; Extension of Offer

        The offer is currently scheduled to expire at 11:59 p.m. U.S. Central Time on June 27, 2003. We currently have no plans to extend the offer beyond this scheduled expiration date and time. However, we reserve the right, in our sole discretion, at any time and from time to time prior to 8:00 a.m. U.S. Central Time on June 30, 2003, and regardless of whether or not any event set forth in "—Conditions to the Offer" (beginning on page 33), has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance and cancellation by us of any options you elect to exchange. If we extend the offer beyond the currently scheduled expiration date and time, we are required to announce the new expiration date no later than 8:00 a.m. U.S. Central Time on June 30, 2003. In our discretion, we also may subsequently extend the offer beyond any new expiration date and time we establish. Subsequent extensions must be announced by us no later than 8:00 a.m. U.S. Central Time on the first business day following the scheduled expiration of the offer. These announcements will be made in a manner reasonably designed to inform you of the extension. We currently expect to notify you of any extensions by e-mail, if you have an ADC e-mail address, or otherwise by hard copy memorandum distributed to your work or home address.

        For purposes of determining the deadlines described above, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., U.S. Central Time.

4.     Purpose of the Offer

        We believe that it is in the best interests of ADC and our shareowners to implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of our employee compensation, incentive and retention program.

        Stock options give you the right to purchase a specified number of shares of our common stock at a specified price per share, called the "exercise price," at a time after the option vests. The exercise price is the price per share of common stock equal to the fair market value of our common stock, as determined by the plan under which the stock option was granted, on the date that your stock option was granted to you. You have the ability to obtain an economic benefit from the option when the market value of our common stock is higher than the exercise price of your stock option at a time when the option is vested. If you exercise your option at a time when the market value of our common stock is greater than the exercise price per share of your option, the common stock you acquire will be worth more in the market than the price you paid for it. Of course, if the market value of our common stock (which fluctuates significantly based on a variety of factors) is less than the exercise price per share of your option, then the option generally will have little, if any, value to you.

        We believe that stock options can motivate and reward your efforts to promote the growth and success of our business. By granting stock options to you and other talented employees, we encourage you and other such employees to grow long-term shareowner value and continue your employment with us for the long term. By giving you the opportunity to acquire an ownership interest in our business, stock options also help align your interests with those of our shareowners.

        The economic slowdown during the past two years has hit the communications equipment industry particularly hard, and our stock price has decreased substantially during this time period. As a result, a significant number of employees of ADC and our subsidiaries hold stock options with exercise prices that greatly exceed the current market price of our common stock. We understand that, for our stock option program to provide the intended retention and performance incentives, you must feel that the options you hold provide you with an opportunity to realize value within a reasonable period of time. We believe this currently is not true for many of our employees who hold options to purchase our common stock.

        The stock option exchange program is intended to remedy this situation by providing you an opportunity to exchange all or a portion of your eligible options for new options. The new options will be exercisable for a lesser number of shares than the options you exchange and will have a new exercise price equal to the average of the high and low trading prices of our common stock on the date the new options are granted. The new options also will have a new vesting schedule, meaning in most cases that you must continue your employment in order to realize any benefit from the new options.

5.     Procedures for Making an Election and Exchanging Options

        To validly exchange your eligible options pursuant to the offer, we must receive your properly completed election by 11:59 p.m. U.S. Central Time on June 27, 2003 or such later deadline that we designate if we extend the offer. We will not accept any election received after expiration of the offer.

        If you reside in the United States, Australia, Canada, Ireland or the United Kingdom, have access to Employee Xpress and wish to exchange all or a portion of your eligible options, you must accept the offer in one of the following ways:

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  Employee Xpress Web Site.    You may accept our offer to exchange all or a portion of your eligible options by completing the online election process on the ADC Employee Xpress web site on our Broadway Intranet at http://broadway.adc.com. You will be required to enter your Employee Xpress login ID and password before you can begin the online election process. Your login ID is your 8-digit employee number. If you do not know your password for the Employee Xpress web site, please contact the You@ADC team, either by e-mail addressed to You_ADC@adc.com, or by telephone at (952) 917-1000 or 1 (866) 901-0707.

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  Facsimile.    You may accept our offer to exchange all or a portion of your eligible options by printing an election form from the Employee Xpress web site and faxing the properly completed, signed and dated form to the following number: (952) 238-1573.

Specific instructions for making your election are provided on the Employee Xpress web site and on the election form that may be printed from that web site.

        If you reside in any other country in which we are making this offer or do not have access to Employee Xpress, you will receive a personalized election form by e-mail, if you have an ADC e-mail address, or by hard copy distribution to your work or home address. The personalized election form contains instructions for exchanging your options. If you receive your personalized election form by e-mail or hard copy distribution and you wish to exchange all or a portion of your eligible options, you must fax your properly completed, signed and dated election form to ADC at (952) 238-1573.

        We will treat as final the latest properly completed election that is received by us and is not validly withdrawn before the expiration of the offer. We will determine, in our sole discretion, all questions as to the proper form of documents and the validity, form and eligibility (including time of receipt and acceptance), of any options you elected to exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any and all elections that we determine not to be in final form or that we determine are unlawful to accept. We also reserve the right to waive, prior to the expiration of the offer, any condition of the offer or to waive any defect or irregularity in any election you make to exchange any particular eligible option, whether or not similar defects or irregularities are waived in the case of other eligible employees. If we determine that your election to exchange eligible options has any defects or irregularities, your election will not be deemed to have been validly made until all such defects and irregularities have been cured or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities with respect to any elections to exchange eligible options, and we will not incur any liability for failure to give any such notice.

        Your election to accept our offer and to exchange all or a portion of your eligible options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer, including the terms and conditions of the option agreement for the new options to be granted on the replacement grant date. The new option agreement is attached to this Offer to Exchange as Appendix A. Our acceptance for exchange and cancellation of the eligible options you elect to exchange pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. Subject to our right to extend, terminate or amend the offer, we currently expect that, promptly following the expiration of the offer, we will accept for cancellation all options you properly and timely elect to exchange that have not been validly withdrawn.

6.     Changing or Withdrawing Your Election

        You may change or withdraw your election to exchange eligible options only in accordance with the provisions of this section.

        You may change your election as many times as you would like prior to 11:59 p.m. U.S. Central Time on June 27, 2003, or such later deadline as we designate if the offer is extended.

        At any time before the expiration of the offer, you also may withdraw altogether your election to exchange eligible options. In addition, in accordance with rules of the U.S. SEC, if we fail to accept and cancel the options you elected to exchange on or before July 28, 2003, you may withdraw your election to exchange these options at any time after July 28, 2003 until we notify you that we have accepted and cancelled the options.

        If your employment with us terminates prior to the expiration of the offer, your election to exchange eligible options automatically will be deemed to be withdrawn. If your election to exchange eligible options is automatically withdrawn, you will no longer be eligible to participate in the offer, but you may be able to exercise your eligible options pursuant to their terms.

        If you reside in the United States, Australia, Canada, Ireland or the United Kingdom, have access to Employee Xpress and wish to change or withdraw your election, you may do so in one of the following ways:

  •
  Employee Xpress Web Site.    You may change or withdraw your election by updating the online election form accessible from the Employee Xpress web site on our Broadway Intranet site at http://broadway.adc.com. You will be required to enter your Employee Xpress login ID and password before you can begin the online election process. Your login ID is your 8-digit employee number. If you do not know your password for the Employee Xpress web site, please contact the You@ADC team, either by e-mail addressed to You_ADC@adc.com, or by telephone at (952) 917-1000 or 1 (866) 901-0707.

  •
  Facsimile.    You may change your election by faxing a properly completed, signed, dated and updated printed election form to (952) 238-1573. The election form must be printed from the Employee Xpress Web Site.

Specific instructions for changing or withdrawing your election are provided on the Employee Xpress web site and on the election form that may be printed from that web site.

        If you reside in any other country or do not have access to Employee Xpress, you will receive a personalized election form by e-mail, if you have an ADC e-mail address, or by hard copy distribution to your work or home address. If you receive your personalized election form by e-mail or hard copy distribution and you wish to change or withdraw your election, you must fax a revised election form to ADC at (952) 238-1573. The revised election form must be properly completed, signed and dated.

        In any case, the revised election must be received by ADC before the expiration of the offer period.

7.     Acceptance of Options for Exchange and Issuance of New Options

        Upon the terms and subject to the conditions of the offer and promptly following the expiration of the offer, we currently intend to accept for exchange any options you properly elected to exchange and that are not validly withdrawn before the offer expires. If the offer expires on June 27, 2003, as currently scheduled, we expect to accept and cancel on June 28, 2003 the options you properly elect to exchange, and to grant new options to you on or about December 29, 2003 (the first business day that is at least six months and one day after we accept and cancel your surrendered options). However, the determination of the replacement grant date is in our sole discretion, and the dates indicated above also are subject to our right to extend, terminate or amend the offer.

        We will be deemed to have accepted and cancelled any options that you properly elected to exchange and have not properly withdrawn at the time that we disseminate notice to you of our acceptance and cancellation of such options. We expect to deliver such notice to you by e-mail, if you have an ADC e-mail address, or in all other cases, by hard copy memorandum delivered to your work or home address. However, we may instead deliver such notice by another method. After we accept and cancel the options you elected to exchange, you will have no further rights with respect to those options or under the corresponding stock option agreements. By exchanging your options, you agree that the applicable stock option agreements will terminate upon cancellation of the options you elected to exchange.

        If we accept eligible options that you elect to exchange, we cannot grant you any new options until a day that is at least six months and one day after we accept and cancel your surrendered options in order to receive the accounting treatment we desire. Therefore, if you elect to exchange any eligible options pursuant to this exchange offer, you will not be granted any new options, whether pursuant to the stock option exchange program or otherwise, before a day that is at least six months and one day after we accept and cancel your surrendered options. The exercise price of the new options will be equal to the average of the high and low trading price of the common stock on the new grant date. We currently do not expect or intend to grant any options between the date this offer commences and the replacement grant date to employees eligible to participate in this stock option exchange program, even if any such employees decline to participate in the program.

8.     Terms of Our Global Stock Incentive Plan and the New Options

        All new options will be issued under our Global Stock Incentive Plan and evidenced by a new option agreement between you and ADC in the form attached to this Offer to Exchange as Appendix A. If you reside outside the United States, your new option agreement may contain additional country-specific terms and conditions set forth in Exhibit B to the option agreement.

Exhibit B is included in Appendix A attached to this Offer to Exchange. All new options will be nonqualified stock options for U.S. federal income tax purposes. The material terms of our Global Stock Incentive Plan and the new options to be granted under the plan through this stock option exchange program are summarized below.

        General.    As of May 7, 2003, the number of shares of common stock available for future awards under the plan, including the new options to be granted through this stock option exchange program, was 38,945,787. If any shares underlying a stock option award or to which a stock-based award relates are not purchased or are forfeited (including shares underlying eligible options granted under the plan that are cancelled in connection with the stock option exchange program), or if an award otherwise terminates without delivery of any shares or cash payments to be received thereunder, then those shares will again be available for granting awards under the plan. In addition, any shares that are delivered to us by an employee as full or partial payment of the exercise price for options granted under the plan will be available for granting future awards under the plan. The plan permits the granting of options intended to qualify as "incentive stock options" under the U.S. Internal Revenue Code and the granting of nonqualified stock options that do not meet the requirements of incentive stock options. However, all new options granted pursuant to the stock option exchange program will be U.S. nonqualified stock options.

        Administration.    The plan is administered by the Compensation Committee of our Board of Directors. Subject to the terms of the plan and applicable law, the Committee has full power and authority to:

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  designate plan participants;

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  determine the type or types of awards granted to each participant under the plan;

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  determine the number of shares covered by awards;

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  determine the terms and conditions of any award;

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  amend the terms and conditions of any award and accelerate the exercisability of options or the lapse of restrictions relating to restricted stock or restricted stock units;

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  determine whether, to what extent and under what circumstances awards may be exercised in cash, shares, other securities, other awards or other property, or cancelled, forfeited or suspended;

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  determine whether, to what extent and under what circumstances cash or shares payable with respect to an award under the plan shall be deferred either automatically or at the election of the holder thereof or the Committee;

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  interpret and administer the plan and any instrument or agreement relating to, or award made under, the plan;

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  establish, amend, suspend or waive such rules and regulations and appoint agents for the proper administration of the plan; and

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  make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the plan.

        Term.    Generally, the term of each option granted under the plan is for a period determined by the Committee. The term of the new options granted in exchange for any eligible options you elect to exchange through this stock option exchange program will be seven years. This period is equal to the weighted average remaining life of all eligible options, rounded to the nearest full year. Your new options may expire at a time sooner than seven years if your employment with ADC or a subsidiary terminates before that time. See "—Terms of Our Global Stock Incentive Plan and the New Options—Termination of Employment" beginning on page 31.

        Exercise Price.    The exercise price of the new options granted through this stock option exchange program will equal the average of the high and low trading price of our common stock on the date the new options are granted (which is currently expected to be on or about December 29, 2003). Accordingly, we cannot predict the exercise price of the new options to be granted through this exchange program. The price may be higher, lower or the same as the exercise price of the eligible options you elect to exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to accept our offer to exchange all or a portion of your eligible options.

        Vesting.    The new options granted through this stock option exchange program generally will vest in increments of 25% on each six-month anniversary of the replacement grant date. Therefore, the new options will be fully vested two years after the replacement grant date. Vesting generally is tied to continued employment with ADC or its subsidiaries. However, if your employment with us or a subsidiary is terminated within six months following the grant of the new options by reason of your death or involuntary termination by us or a subsidiary for any reason (other than your wrongful behavior), then 20% of the new options granted to you through this exchange program will vest immediately upon your death or such involuntary termination. See "—Terms of Our Global Stock Incentive Plan and the New Options—Termination of Employment" beginning on page 31.

        In addition, the new options granted through this exchange program will become exercisable in full immediately following a change in control of ADC. "Change in control" means that one of the following events has occurred:

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  a change in control of ADC that would be required to be reported in a proxy statement of ADC under rules of the U.S. SEC;

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  the public announcement by ADC or any person other than ADC, our subsidiaries or our employee benefit plans that such person has become, directly or indirectly, the beneficial owner of securities of ADC representing 20% or more of the combined voting power of our outstanding securities;

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  consummation of a reorganization, merger or consolidation of ADC, or a sale or other disposition of all or substantially all of our assets, unless, following such event (a) all or substantially all of the persons who were the beneficial owners of our outstanding voting securities immediately prior to such event continue to beneficially own voting securities of the corporation resulting from such event having more than 50% of the combined voting power of the outstanding voting securities of such resulting corporation and (b) at least a majority of the members of the board of directors of the corporation resulting from such event were continuing directors (as defined below) at the time of the action of our Board of Directors approving such event;

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  approval by our shareowners of a complete liquidation or dissolution of ADC;

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  our continuing directors no longer constitute a majority of the members of our Board of Directors; or

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  the majority of our continuing directors determine in their sole and absolute discretion that there has been a change in control of ADC.

For purposes of determining whether a change in control has occurred, "continuing director" means any member of our Board of Directors who (a) is not, directly or indirectly or together with any affiliates or associates, the beneficial owner of 20% or more of the voting power of our outstanding securities and (b) was a member of our Board of Directors on the date the new options are granted or whose later nomination for election to the Board was approved by a majority of the continuing directors.

        Also, our Board of Directors has determined that if a change in control occurs after we have accepted and cancelled your eligible options but before the replacement grant date, the new options granted to you on the replacement grant date through the stock option exchange program will be fully vested upon grant. In that case, you still will receive on the replacement grant date all of the new options you otherwise would have received through this exchange program, unless prohibited or impractical under local law. All of these options will be fully vested upon grant. However, if you terminate your employment voluntarily following a change in control of ADC but before the replacement grant date, you will not receive any new options or any other consideration for the eligible options you elected to exchange.

        The sale or closure of a business unit of ADC is not considered to be a change in control. For more information on the consequences of a business unit divestiture, see "—Terms of Our Global Stock Incentive Plan and the New Options—Termination of Employment" beginning on page 31.

        Payment of Exercise Price.    The exercise price of the new options granted through this exchange program may generally be paid in cash or, at the discretion of the Committee, in whole or in part by the delivery of shares of our common stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. However, in some countries, we will restrict the available methods of exercise to "cashless" exercises (i.e., transactions in which the exercise price is paid from the proceeds of the sale of the option shares). See Exhibit B to the form of stock option agreement included in Appendix A to this Offer to Exchange. Subject to the discretion of the Committee and upon the terms and conditions it may impose, the Committee may permit participants receiving or exercising awards to surrender shares of our common stock (either shares received upon the receipt of exercise of the award or shares previously owned by the participants) to us to satisfy U.S. federal, state and non-U.S. withholding tax obligations that arise upon the exercise of options granted under the plan.

        Transferability.    The new options generally will not be transferable otherwise than by will or by the laws of descent and distribution, except that you may:

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  designate a beneficiary or beneficiaries to exercise your rights and receive any property distributable with respect to any option upon your death; or

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  if you are a U.S. resident, upon written notice to ADC, you may transfer the new options to a family member by gift or pursuant to a domestic relations order in settlement of marital property rights. For these purposes, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing your household (other than a tenant or household employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which you or these persons control the management of assets, and any other entity in which you or these persons own more than 50% of the voting interests.

        The new options will be exercisable during your lifetime only by you, by a family member (as defined above) pursuant to a permitted transfer or by your guardian or legal representative, if permissible under applicable law. Your new option may not be pledged or otherwise encumbered.

        Termination of Employment.    The Committee may establish the terms under which options granted under the plan will continue to be exercisable, and the terms and conditions of such exercise, if you cease to be employed by ADC or a subsidiary.

        In general, any new option granted through this exchange program that is not vested on the date of your employment termination will expire on that date, and any new option granted through this exchange program that is vested, but has not yet been exercised, on your termination date will be exercisable for the following periods or until the expiration date of the option, whichever occurs earlier:

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  if the employment termination was for any reason other than your death, one year following your termination date; or

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  if the employment termination resulted from your death or if you die within three months after the termination date, two years following the date of termination.

        In addition, if, within the six months following the date the new options are granted, you die, your employment terminates because your business unit is divested from ADC, or your employment is terminated involuntarily by us for any reason other than your wrongful behavior, 20% of the new options granted through this exchange program will immediately vest and be exercisable by you or your estate or legal beneficiary. In the event of your death, these new, vested options will be exercisable by your estate or legal beneficiary for two years following your date of death. In the event of a business unit divestiture or your involuntary termination for any reason other than your wrongful behavior, the new, vested options will be exercisable by you for one year following your termination date. In either case, you will lose the balance of your new options granted through this program that are not vested. If your employment is involuntarily terminated by ADC as a result of your wrongful behavior within six months after the replacement option grant date, you will forfeit all of your new options. For purposes of this Offer to Exchange, "wrongful behavior" means your willful and continued failure to perform your duties or your gross and willful misconduct, including, but not limited to, wrongful appropriation of funds.

        Consideration.    The new options will be granted in exchange for the cancellation of eligible options currently held by you. No cash consideration will be required to be paid for the new options.

        Adjustments.    The number of shares or the character of our common stock could change as a result of a stock dividend, stock split, reverse stock split, other recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other similar corporate transaction or event affecting our common stock, as a result of which the Compensation Committee determines it appropriate to adjust the shares of common stock underlying your new option in order to prevent dilution or enlargement of your option. If you exercise all or any portion of a new option subsequent to any such event, you will receive upon exercise of the option the number and type of securities or other consideration that you would have received if you had exercised the option prior to the event changing the number or character of our shares of common stock. In other words, the shares underlying your option will be adjusted in the same manner as the shares of our common stock issued and outstanding at the time any such event occurs. For example, if your new option entitles you to purchase 100 shares of our common stock at an exercise price of $5.00 per share, and we subsequently have a one-for-two reverse stock split, then your option will be adjusted so that after the split, you will be entitled to purchase 50 shares of our common stock at an exercise price of $10.00 per share. However, if ADC issues common stock in a financing or acquisition transaction, no adjustments of this kind would be made to your option (unless such a transaction also results in a recapitalization or reorganization).

        Tax Consequences.    If you are subject to tax in the United States, you should refer to "MATERIAL TAX CONSEQUENCES—United States" beginning on page 40 for a discussion of the material U.S. federal income tax consequences to you of exchanging eligible options and receiving new options under this stock option exchange program. If you are subject to tax outside the United States, you should refer to the other sections of "MATERIAL TAX CONSEQUENCES" on pages 41 through 67 for a discussion of the material tax and other consequences to you of exchanging eligible options and receiving new options under this stock option exchange program. If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences that may apply to you in more than one jurisdiction. You should be sure to consult your legal and/or tax advisor to discuss these consequences.

        Sign and Return Policy.    For purposes of this stock option exchange program, we are waiving our standard policy requiring employees to sign and return option agreements within 60 days after the mailing date of the award documentation. The option agreement for the new options to be granted through this exchange program does not require your signature and need not be returned to ADC. However, by electing to exchange all or a portion of your eligible options through this stock option exchange program, you are agreeing to all of the terms and conditions of the new stock option agreement.

9.     Price Range of Common Stock Underlying the Options

        Our common stock has been traded on the NASDAQ Stock Market under the symbol "ADCT" since 1985. The following table sets forth the high and low closing prices for our common stock as reported on the NASDAQ Stock Market for the periods indicated:

	High	Low
Fiscal year ended October 31, 2001
Third Quarter	$10.85	$4.41
Fourth Quarter	5.20	2.63
Fiscal year ended October 31, 2002
First Quarter	$5.97	$3.52
Second Quarter	4.90	3.26
Third Quarter	4.09	1.66
Fourth Quarter	1.83	1.02
Fiscal year ended October 31, 2003
First Quarter	$3.15	$1.51
Second Quarter	2.74	2.05

        On May 20, 2003, the latest practicable date prior to the finalization of this document, the last reported sale price per share of our common stock as reported on the NASDAQ Stock Market was $2.86 per share. We recommend that you review current market quotes for our common stock, among other factors, before deciding whether or not to exchange your eligible options. You may obtain market quotations in the Wall Street Journal or another financial newspaper, or by linking to http://www.adc.com/investorrelations/investorsnapshot/.

10.   Source and Amount of Consideration

        We will issue new options to purchase common stock in exchange for eligible options that you properly elect to exchange and that we accept and cancel. We will grant the new options on a day that is at least six months and one day after we accept and cancel your surrendered options. The replacement grant date currently is expected to be on or about December 29, 2003. All new options granted in exchange for options you elected to exchange will be nonqualified stock options for U.S. federal income tax purposes and will be granted under our Global Stock Incentive Plan.

        If eligible employees elect to exchange all outstanding options eligible to be exchanged pursuant to this offer and all such options are accepted by us, we will cancel options to purchase a total of 45,086,569 shares of our common stock and will grant new options under our Global Stock Incentive Plan to purchase a total of 21,668,129 shares of our common stock. In this event, the common stock issuable upon exercise of the new options would equal approximately 2.69% of our total shares of our common stock outstanding as of May 7, 2003. (The number of new options to be granted in exchange for eligible options that are accepted for exchange and cancelled will be determined as described in "—Number of Options" beginning on page 23.) Sufficient shares are authorized and available under our Global Stock Incentive Plan for the grant of the new options.

        The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

11.   Conditions of the Offer

        Notwithstanding any other provision of the offer, we will not be required to accept any options for exchange or cancellation, and our Board of Directors may determine to terminate or amend the offer and may postpone our acceptance and cancellation of any options exchanged, in each case, subject to Rule 13e-4(f)(5) under the U.S. Securities Exchange Act, if at any time on or after June 2, 2003 and prior to the expiration date of the offer, we determine that any of the following events has occurred, and, in the reasonable judgment of our Board of Directors, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options you elect to exchange:

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  there has been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, U.S. or non-U.S., before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the offer, the acquisition of some or all of the options elected to be exchanged pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (b) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

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  there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any legislative body, court, agency, tribunal or other authority (including but not limited to the National Association of Securities Dealers or the NASDAQ Stock Market) that, in our reasonable judgment, would or might directly or indirectly (a) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected to be exchanged illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (b) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the options elected to be exchanged, (c) materially impair the employee retention and motivation benefits we contemplate realizing from this offer, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

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  there has occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement or escalation of a war, armed hostilities or other global or national calamity directly or indirectly involving the United States, (d) any event or circumstance causing significant instability with respect to U.S. homeland security, infrastructure, economic conditions or securities markets, (e) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or (f) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

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  there has occurred (a) an increase in the market price of our common stock to $5.00 or more, or (b) a decrease in the market price of our common stock to $1.00 or less, in either case measured during any time period after the close of business on June 2, 2003;

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  a sale, divestiture or other disposition by ADC of a subsidiary, business unit or product line (through a stock or asset sale or otherwise) that accounted for at least 10% of ADC's revenues during fiscal year 2002 shall have been announced or made;

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  there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the exchange offer;

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  a tender or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, shall have been proposed, announced or made by any person; or

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  we have learned that (a) any entity, person or "group" (as that term is used in Section 13(d)(3) of the U.S. Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the U.S. SEC on or before June 2, 2003), (b) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the U.S. SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock, or (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

        The conditions to the offer are for our sole benefit, and we may assert them before the expiration date regardless of the circumstances giving rise to any such condition. We may waive these conditions in whole or in part at any time prior to the expiration of the offer in our sole discretion. Our failure to exercise any of these rights at any time prior to the expiration of the offer will not be deemed a waiver of any such right; the waiver of any such right shall not be deemed a waiver of any other such right; and each such right shall be deemed an ongoing right that may be asserted or waived at any time before the expiration of the offer.

12.   Termination; Amendment

        We also reserve the right, in our sole discretion, at any time and from time to time prior to the expiration of the offer, to terminate or amend the offer and to postpone our acceptance and cancellation of any options you elect to exchange upon the occurrence of any of the conditions specified in "—Conditions to the Offer," beginning on page 33, by publicly announcing such termination or withdrawal. Our reservation of the right to delay our acceptance and cancellation of options you elect to exchange is limited by Rule 13e-4(f)(5) under the U.S. Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any event set forth in "—Conditions to the Offer," beginning on page 33, has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect before the end of the offer period, including, without limitation, by decreasing or increasing the consideration offered in the offer to employees or by decreasing or increasing the number of eligible options that may be exchanged or new options to be granted pursuant to this exchange offer. We may amend the offer at any time or from time to time prior to expiration of the offer by publicly announcing the amendment. If we extend the offer period, the public announcement of this amendment must be issued no later than 8:00 a.m. U.S. Central Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be communicated to you promptly in a manner reasonably designed to inform you of the change. Because we can only amend the offer before the expiration of the offer period, you will still have an opportunity to change or withdraw your election after being notified of the amendment.

        If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934. Under these rules, the minimum period an offer must remain open following material changes to terms of the offer or information about the offer generally will depend on the facts and circumstances. However, under rules of the U.S. SEC, if we decide to take any of the following actions, we will publish notice of the action and, if the offer is scheduled to expire within 10 business days from the date we notify you of such action, we also will extend the offer for a period of 10 business days after the date the notice is published:

  •
  increase or decrease what we will give you in exchange for your options; or

  •
  increase or decrease the number of options to be exchanged in the offer.

13.   Recommendation

        Our Board of Directors and our shareowners have approved this exchange offer. However, neither we nor our Board of Directors makes any recommendation as to whether you should exchange your eligible options, nor have we authorized any person to make any such recommendation. We do not know if the new options will have a lower exercise price than the eligible options. We recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors, and you should consult your personal financial and tax advisors if you have questions about how the exchange offer would affect your financial and/or tax situation.

INFORMATION ABOUT ADC

        We are a leading global supplier of broadband network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. Telephone companies, cable television operators, Internet and data service providers, wireless service providers and other communications service providers are building and upgrading the broadband network infrastructure required to offer high-speed Internet access as well as data, video, telephony and other interactive multimedia services. Our product offerings and development efforts are focused on increasing the speed and efficiency of the last mile/kilometer portion of broadband communications networks, and our product and service offerings help connect communications service providers' offices to businesses and end users' homes as well as to wireless communications devices.

        Our customers include local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, governments, businesses, system integrators and communications equipment manufacturers and distributors. We offer broadband connectivity components and systems, broadband access and network equipment, software and systems integration services to our customers through the following two segments of product and service offerings:

  •
  Broadband Infrastructure and Access; and

  •
  Integrated Solutions.

        Broadband Infrastructure and Access focuses on Internet Protocol (IP)-based offerings for the cable industry, Digital Subscriber Line (DSL) offerings for the telecommunications industry, and broadband connectivity products for wireline, cable and wireless communications network applications. These products consist of:

  •
  connectivity systems and components that provide the infrastructure to wireline, cable and wireless service providers to connect Internet, data, video and voice services to the network over copper, coaxial and fiber-optic cables, and

  •
  access systems used by wireline, cable and wireless service providers to deliver high-speed Internet, data and voice services to consumers and businesses in the last mile/kilometer of communications networks.

        Integrated Solutions focuses on operations support system software and system integration services for broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks that deliver Internet, data, video and voice services to consumers and businesses. Operations support system software includes communications billing, customer management, network performance and service-level assurance software used by service providers to operate communications networks.

        We were incorporated in Minnesota in 1953 as Magnetic Controls Company. We adopted our current name in 1985. Our world headquarters are located at 13625 Technology Drive, Eden Prairie, Minnesota 55344, USA. Our telephone number at our world headquarters is (952) 938-8080. Our Internet address is http://www.adc.com. Information contained on our web site does not constitute part of this Offer to Exchange.

FINANCIAL INFORMATION

        Set forth below is certain summary financial information relating to us for the periods indicated. The summary financial information (other than book value per share) for our fiscal years ended October 31, 2002 and 2001 has been derived from the audited financial statements contained in our annual report on Form 10-K for our fiscal year ended October 31, 2002. The summary financial information set forth below for the six months ended April 30, 2003 and 2002 is unaudited.

Summary Financial Information
(in millions, except earnings per share)

	Year Ended October 31,		Six Months Ended April 30,
	2001	2002	2002	2003
Statements of Operations Summary:
Net Sales	$2,402.8	$1,047.7	$591.8	$391.8
Gross Profit	725.0	246.5	168.5	144.1
Operating Loss	(1,031.3)	(878.2)	(225.9)	(75.3)
Net loss	(1,287.7)	(1,145.0)	(134.0)	(70.9)
Loss per share from operations (basic and diluted)	(1.31)	(1.10)	(0.28)	(0.09)
Net loss per share (basic and diluted)	(1.64)	(1.44)	(0.17)	(0.09)
	October 31,
			April 30, 2003
	2001	2002
Balance Sheet Summary:
Current assets	$1,305.2	$685.8	$654.7
Noncurrent assets	1,194.5	458.4	297.1
Current liabilities	599.4	397.8	282.0
Noncurrent liabilities	6.9	14.2	3.4
Book value per share	2.39	0.92	0.83

        The financial information contained in our annual report on Form 10-K for our fiscal year ended October 31, 2002 and our quarterly report on Form 10-Q for the quarter ended January 31, 2003 is incorporated herein by reference. For instructions on how you can obtain copies of our U.S. SEC filings, see "ADDITIONAL INFORMATION" beginning on page 68.

INTERESTS OF OUR DIRECTORS AND OFFICERS

        Under the terms of this stock option exchange program as approved by our Board of Directors and shareowners, members of our Board of Directors and our most highly compensated executive officers named in our definitive proxy statement for our 2003 annual shareowners' meeting are prohibited from participating in the exchange offer. Our other executive officers may participate in the exchange program if they meet the eligibility criteria described elsewhere in this Offer to Exchange. Some of our executive officers do not meet the eligibility requirements because they do not hold any eligible options. We currently do not know if any of our eligible executive officers will participate in the stock option exchange program.

        A list of our directors and executive officers is attached to this Offer to Exchange as Appendix B. As of June 2, 2003, our directors and executive officers as a group (23 persons) held options to purchase a total of 19,798,858 shares of our common stock, which represented approximately 16.7% of the shares of common stock underlying all of our options outstanding as of June 2, 2003. Of this number, only options to purchase a total of 2,719,453 shares of our common stock are eligible to be exchanged pursuant to the offer, representing 6.0% of the shares of common stock underlying options eligible for exchange pursuant to this offer.

        The following table sets forth information regarding the beneficial ownership of ADC stock options outstanding as of June 2, 2003 by our executive officers and directors, and information regarding the options eligible for exchange in this Exchange Offer as of such date. An asterisk (*) indicates that the individual is a director or one of our most highly compensated officers named in our proxy statement for our 2003 annual shareowners' meeting, none of whom is permitted to participate in the stock option exchange program.

Name	Number of Options Outstanding as of June 2, 2003	Number of Options Eligible for Exchange as of June 2, 2003
Jo Anne M. Anderson*	919,552	-0-
Robert Annunziata*	83,925	-0-
John A. Blanchard III*	234,291	-0-
John J. Boyle III*	923,240	-0-
James C. Castle, Ph.D.*	140,912	-0-
Mickey P. Foret*	42,083	-0-
Gokul V. Hemmady	605,110	425,110
Jay T. Hilbert	750,000	-0-
B. Kristine Johnson*	360,137	-0-
Hilton M. Nicholson	435,000	-0-
Patrick D. O'Brien	399,417	249,417
Laura N. Owen	1,179,226	1,019,226
Jeffrey D. Pflaum	474,622	314,622
Michael K. Pratt	525,000	-0-
Mary E. Quay	533,171	345,171
Jeffrey A. Quiram	645,907	365,907
Richard R. Roscitt*	7,647,810	-0-
Jean-Pierre Rosso*	347,296	-0-
Dilip Singh	250,000	-0-
Robert E. Switz*	2,725,595	-0-
Larry W. Wangberg*	142,764	-0-
John D. Wunsch*	283,800	-0-
Charles D. Yost*	150,000	-0-
All directors and executive officers as a group	19,798,858	2,719,453
All executive officers (other than the most highly compensated executive officers named in our proxy statement) as a group	5,797,453	2,719,453

TRANSACTIONS AND ARRANGEMENTS
INVOLVING OUR STOCK OPTIONS

        During the 60 days prior to June 2, 2003, our directors and executive officers participated in the following transactions involving options to purchase shares of our common stock:

  •
  Dilip Singh, Vice President and President of our Software Systems Business Unit, was granted an option to purchase 250,000 shares of common stock by ADC effective as of May 30, 2003

  •
  Stock options to acquire 477,903 shares of ADC common stock held by Lawrence S. Barker, the former Vice President of ADC and President of our Software Systems Business Unit, were cancelled effective as of May 2, 2003

        Except as described above, during the 60 days prior to June 2, 2003, there have been no transactions involving options to purchase shares of our common stock by ADC or, to the best of our knowledge, by our executive officers, directors and other affiliates.

ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE

        We have structured the stock option exchange program to comply with existing U.S. Financial Accounting Standards Board guidelines so that we will avoid any variable accounting compensation charges against our earnings. In other words, we expect to receive the same accounting treatment for the new options as we receive for currently outstanding options that are surrendered in the exchange.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the exchange offer because:

  •
  we will not grant any new options for at least six months and one day after we accept and cancel options you elect to exchange according to the terms of this offer;

  •
  the exercise price of all new options will equal the fair market value of our common stock on the replacement grant date;

  •
  no eligible employee has been granted any options during the six months immediately prior to the commencement date of this offer; and

  •
  no eligible employee who elects to exchange options pursuant to this offer will be granted any options until the replacement grant date.

STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER

        Any eligible options you elect to exchange pursuant to the offer that are accepted by us will be cancelled. If the eligible options originally were granted under our Global Stock Incentive Plan, the shares of common stock underlying such cancelled options will be returned to the pool of shares available for grants of future awards under our Global Stock Incentive Plan, including the new options to be granted under this stock option exchange program. If the eligible options originally were granted under another ADC stock option plan, the shares of common stock underlying such cancelled options will be unavailable for the grant of future awards.

LEGAL MATTERS; REGULATORY APPROVALS

        Our acceptance of the offer to cancel the options you elect to exchange and to issue new options is subject to certain conditions, including the conditions described in "THE OFFER—Conditions to the Offer" beginning on page 33.

        We are not aware of any approval or other action by any U.S. federal or state governmental, administrative or regulatory authority or agency in the U.S. that is required for our grant to you or your ownership of the new options as described in this Offer to Exchange. We are aware of certain non-U.S. governmental regulatory requirements applicable to the stock option exchange program and are attempting to comply with all such requirements to the extent practical and appropriate (see "THE OFFER—Eligible Employees" beginning on page 22). If we become aware that any additional approval or other action is required, we intend to seek such approval or take such action to the extent we deem practical and appropriate. We cannot assure you that we will obtain any material required approval or be able to take any other required action. Therefore, we are unable to predict whether we will be required to restrict your participation in the exchange offer or terminate your ability to participate in the Exchange Offer (which could result in the return of your old options). We reserve the right to make all determinations with respect to legal and regulatory requirements and whether such requirements have been met.

MATERIAL TAX CONSEQUENCES

        The following sections summarize the likely material tax consequences of an exchange of eligible options in the jurisdictions in which eligible employees reside. These summaries are of a general nature and do not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to apply in all respects to all categories of employees. Tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. If you are subject to tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences that may apply to you in more than one jurisdiction. You also may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions. Furthermore, if you are an executive officer of ADC subject to Section 16(b) of the U.S. Securities Exchange Act, special rules may apply to you.

        For all of these reasons, we urge you to consult your own legal and/or tax advisor to determine your tax liability and other legal implication in connection with the exchange of eligible options, the grant or exercise of a new option and the subsequent disposition of shares received upon exercise of a new option.

1.     United States

        The following is a summary of the U.S. federal income tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to income tax in the United States. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations, proposed Treasury Regulations and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis.

        Option Exchange.    We believe the exchange of your eligible options for new nonqualified stock options will be treated as a nontaxable exchange, and that you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe this will be the result whether or not your eligible options are incentive stock options or nonqualified stock options.

        Grant of New Option.    Under current law, you will not realize taxable income upon the grant of a new nonqualified stock option.

        Exercise of New Option.    When you exercise a new option, you will recognize ordinary income in an amount equal to the difference between (a) the fair market value on the date of exercise of the shares subject to the option and (b) the exercise price of the option. If you pay the exercise price by delivering other shares of our common stock then owned by you, you will recognize ordinary income in an amount equal to the fair market value of the number of shares received by you upon exercise that exceed the number of shares you delivered to pay the exercise price. In either case, the ordinary income you recognize upon exercise of the option will be subject to withholding and reporting of employment and income taxes at the time the option is exercised. We will be entitled to a tax deduction equal to the amount of ordinary income taxable to you if we comply with applicable reporting requirements.

        Sale of Shares.    When you sell any shares acquired upon exercise of a new option, you will recognize gain or loss in an amount equal to the difference between the sale price of the shares and the adjusted tax basis of the shares. If you pay the exercise price in cash, your tax basis in the shares received upon exercise will equal the sum of (a) the option exercise price plus (b) the amount you recognized as ordinary income upon exercise of the option. If you pay the option exercise price by delivering other shares of our common stock then owned by you, your tax basis in the shares received upon exercise will equal the sum of (x) your adjusted tax basis for the delivered shares plus (y) the sum of the amount of the exercise price paid in cash, if any, plus (z) any amount you recognized as ordinary income upon exercise of the option.

        If, as usually is the case, the common stock is a capital asset in your hands, the gain or loss will be capital gain or loss. Any capital gain or loss you recognize upon sale of the shares will be taxed as long-term capital gain or loss if you have held the shares for more than 12 months and as short-term capital gain or loss if you have held the stock for 12 months or less. For purposes of determining whether you will recognize long-term or short-term capital gain or loss on your subsequent sale of the shares, the holding period will begin at the time you exercise the option. However, if you delivered shares to pay the exercise price and if, as usually is the case, the common stock is a capital asset in your hands, the holding period for a number of acquired shares having the same tax basis as the delivered shares will include the period during which you held the delivered shares.

2.     Argentina

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Argentina. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also may be subject to social insurance contributions to the extent you have not already exceeded the applicable compensation ceiling. If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    You will be subject to tax when you subsequently sell your shares. Capital gains realized upon the sale of shares that are traded on a stock exchange are not subject to tax. However, it is unclear whether this tax exemption applies only to shares traded on an Argentine stock exchange, or whether it is also applicable to shares traded on a foreign stock exchange, such as shares of ADC common stock. You should consult your local tax advisor regarding this issue.

        Withholding and Reporting.    Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable compensation ceiling) when you exercise your new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. Your employer is not required to withhold or report income tax and social insurance contributions on the subsequent sale of the shares.

        Bank Tax.    A tax of .60% is imposed on all amounts debited or credited to bank accounts, including checks or wire transfers from your checking account. An exemption exists for amounts debited or credited from bank accounts that are related to salary. This exemption may apply to any payment from or to your bank for the purchase or sale of shares. You should consult your local advisor regarding this issue.

        Personal Assets Tax.    If you exercise your new option and acquire shares, the shares you hold will be considered a computable asset for personal assets tax purposes. You will be subject to a .50% personal assets tax if your computable assets are valued between ARP102,300 and ARP302,300 per year and you have been living in Argentina for five years. This rate increases to .75% if your computable assets are valued at more than ARP302,300.

        Stamp Tax.    A stamp tax may be due on shares acquired upon exercise of your new option if you work outside of Buenos Aires. If you work in Buenos Aires, you are exempt from the stamp tax.

        Nature of Offer.    This offer is being made by ADC on behalf of your employer.

        Securities Information.    This offer is private and is not subject to the supervision of any Argentine governmental authority.

        Exchange Control Information.    Exchange controls in Argentina are currently in a state of flux. Therefore, you should consult with your legal advisor regarding any approval or reporting obligations that you may have with respect to the exercise of your options, the ownership of foreign shares and/or the receipt of cash payments from abroad.

3.     Australia

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Australia. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    The voluntary relinquishment (i.e., the cancellation) of an eligible option in exchange for the right to receive a new option will give rise to taxation. The cancellation of an eligible option will be considered a relinquishment of your eligible option in exchange for the right to receive a new option (provided certain conditions are met). Therefore, you may be taxed in relation to both of the following:

  •
  the cancellation of the eligible option; and

  •
  the grant of the right to receive a new option.

        The amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

  Tax on Cancellation of Existing Option:    The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the cancelled option. Further details are discussed below.

  •
  If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the cancelled option, you will be subject to tax on the market value (as defined under Australian tax law) of the cancelled option on the cancellation date at your marginal rate of tax. If the exercise price of the cancelled option exceeds the current market value of the underlying shares (as defined under Australian tax law) at the time of the cancellation, the market value of the cancelled option will be determined in accordance with a statutory formula. In accordance with the statutory formula, the market value of the cancelled option will be zero if the market value of the underlying shares at the time of cancellation is less than 50% of the exercise price.

  •
  If You Made an Election: If you made an election to be taxed in the income year of grant of the cancelled option, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the cancelled option at the time of the cancellation and the market value of the cancelled option at the time of the grant. (The market value of the cancelled option is the price at which an arm's length purchaser would be willing to acquire the cancelled option. While there is no requirement to apply the statutory formula to determine the market value of the cancelled option under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.) If, at the time of the cancellation of the existing option, you have held the existing option for at least one year prior to the cancellation, you will only be subject to capital gains tax on 50% of your capital gain. You can apply your prior or current year capital losses against the whole capital gain. If you have not held the existing option for at least one year, you will be subject to capital gains tax on all of your capital gain.

    If the market value of the cancelled option at the time of cancellation is less than the market value of the cancelled option at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

  Tax on Grant of New Right:    When your eligible option is cancelled, you will receive the right to a future grant of a new option (provided certain conditions are met). The acquisition of this new right will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the acquisition of the new right. You will be liable to pay tax either in the income year you acquire the new right, if you make an election to that effect, or, in the absence of the election, at a later date. The tax consequences under the two alternatives are discussed in detail below.

  •
  If You Make an Election: If you make an election to pay tax upon the grant of the new right, then you must include an amount in your assessable income in the income year in which your option is cancelled. The amount included in your assessable income will be the market value of the new right less the market value of the cancelled option at the time of cancellation.

    If you make such an election, it will cover each right, option and share in ADC that you acquire during the income year.

  •
  If You Do Not Make an Election: If you do not make an election to pay tax upon the grant of the new right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the new right ("Alternative Assessment Time"):

  —
  when you dispose of the new option acquired pursuant to the new right (other than by exercising them);

  —
  when your employment with ADC (or any of its affiliates) ceases;

  —
  when the new option acquired pursuant to the new right is exercised; and

  —
  when the new option acquired pursuant to the new right expires (subject to a 10-year limit).

    The amount you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the new right will be:

    —
    where you dispose of the new option (or the shares acquired as a result of exercising the new option) in an arm's length transaction within 30 days after the Alternative Assessment Time, the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the new right (reduced by the exercise price of the new option, if the new option has been exercised); or

    —
    in any other case, the market value of the new right or new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the consideration paid to acquire the new right (reduced by the exercise price of the new option, if the new option has been exercised). The consideration paid to acquire the new right is equal to the market value of the eligible option as of the date it was cancelled. The consideration paid to acquire the new right is equal to the market value of the eligible option as of the date it was cancelled.

  •
  No Benefit Where New Right Lost: If you lose the benefit of the new right before you are able to exercise the new option granted pursuant to the new right (e.g., you cease working for ADC or its affiliates and the new option terminates), you will be deemed to have never acquired the new right. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the new right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the new right. In addition, you also may be entitled to a capital loss equal to the amount on which you paid tax as a result of the cancellation of your eligible option.

        Grant of New Option.    When your new option is granted to you, you will not be subject to tax.

        Sale of Shares.    If you acquire shares upon exercise of the new option, you will be subject to capital gains tax when you sell the shares. If you sell the shares in an arm's length transaction, the gain will be calculated as the difference between the sale proceeds and the market value of the shares at the time you exercise your new option. If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax, but you can apply your prior or current year capital losses again the whole capital gain. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

        If you sell the shares in an arm's length transaction, and if the sale proceeds are less than the market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

        Withholding and Reporting.    Your employer is not required to withhold taxes with respect to the option exchange or the issuance or sale of shares acquired upon exercise of your new option. You will be responsible for reporting and paying any taxes arising due to the option exchange, the grant or exercise of the new option or the sale of shares acquired upon exercise of the new option, including income tax and Medicare levy and surcharge (if applicable).

        Market Value.    Where the term "market value" is used above, it means the market value as determined in accordance with Australian tax law.

        Terms of New Option.    Your new option will be granted under the Australian Addendum to our Global Stock Incentive Plan and, therefore, will be subject to the terms of the Australian Addendum in addition to the terms of the Global Stock Incentive Plan.

        Stock Swap Exercise.    If you elect to pay the exercise price of the new option with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

4.     Belgium

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Belgium. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the cancellation of an eligible option in exchange for the grant of a new option. However, there is a risk that, if your eligible option was considered a "qualifying" option for Belgian tax purposes at the time that it was offered to you, the cancellation could be viewed as a "transfer" in violation of the Belgian conditions for a "qualifying" option. In this case, you would be liable for the difference between the taxable amount that would have been due for an eligible option if it were "non-qualifying" and the taxable amount due for a "qualifying" option. Because the tax consequences of the cancellation of an eligible option in exchange for the grant of a new option are uncertain under Belgian tax law, you should consult your tax advisor regarding your specific situation.

        Grant of New Option.    You will likely be subject to tax when the new option is offered to you, assuming that you specifically accept the option within 60 days after the offer date.

        The date of the offer will be the date on which you receive written materials describing the terms and conditions of the new option. It is likely that the offer date will be considered to be the date that you receive written materials communicating that the new option grant has been made (i.e., at least six months and one day after the cancellation of your eligible option). However, the Belgian tax authorities could, potentially, take the position that the offer date is the date that you elect to participate in the option exchange. In this case, the right to receive a new option would not be considered a "qualifying" option because the exercise price would not be known at the time of the offer (which is a required condition for "qualifying" options). The consequences of the new option not being considered a qualifying option are described in the second succeeding paragraph below.

        Under current tax law, you will have 60 days after the date of the offer to accept your new option and if you do not specifically accept your new option in writing, using the acceptance form provided by ADC, within 60 days of the offer, the option will be deemed rejected. If your new option is deemed rejected, you will not be entitled to retain any rights to your new option, and, therefore, you will not be subject to tax as a result of the grant of the new option.

        The taxable amount attributable to the new option grant will depend upon whether your new option is considered "qualifying" or "non-qualifying." Your new option will likely be considered "qualifying" provided that you sign an undertaking not to exercise your new option before the end of the third full calendar year following the year of the offer and provided that the date that you accept the exchange is not considered the date of the offer (as described above). If the term of your new option is one or two years (which will be the case for new options granted due to involuntary termination other than for cause or in the event of the death of a participant between the time eligible options are cancelled and the time the new grants are made), then the new option will be considered "non-qualifying."

        The taxable amount for a "qualifying" option is determined as follows: 7.50% of the value of the shares on the date of offer, plus, for an option that is exercisable for more than five years from the date of offer, an additional .50% per year or portion of a year after five years. In addition, the taxable amount is increased by the amount by which the option is "in the money" (i.e., difference between the fair market value of the shares and the exercise price) on the date of the offer. If you exercise your option before the lapse of the third full calendar year following the year in which the offer was made, you will be required to pay tax on the difference between the tax that would have been due if the option was "non-qualifying" and the tax that you paid at the time of the offer.

        The taxable amount for a "non-qualifying" option is determined as follows: 15% of the value of the shares on the date of offer, plus, for an option that is exercisable for more than five years from the date of offer, an additional 1% per year or portion of a year after five years. In addition, the taxable amount is increased by the amount by which the option is "in the money" on the date of the offer.

        You will not likely be entitled to decrease the taxable amount of the new option by the value of the cancelled option.

        Exercise of New Option.    You will not be subject to tax when you exercise the new option provided the exercise does not violate the conditions of the undertaking not to exercise the option for three full calendar years following the year in which the offer was made.

        Sale of Shares.    You will not be subject to tax when you subsequently sell the shares acquired pursuant to exercise of the option.

        Withholding and Reporting.    Your employer is not required to withhold income tax or social insurance contributions at the time of the exchange, new grant, exercise of the new option or sale of the option shares. However, your employer will report the taxable amount on the 281.10 salary form in the year of the offer of the new option, a copy of which will be given to you. It is your responsibility to report and pay any taxes resulting from the grant or exercise of your option or your participation in the exchange.

        If you are a Belgian resident, you are required to report any security or bank account you maintain outside of Belgium on your annual tax return.

5.     Brazil

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Brazil. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option and Sale of Shares.    You will be restricted to the cashless sell-all method of exercise as described under "Exchange Control Information" below. As a result, while the exercise itself will not be subject to tax, you will be subject to capital gains tax on the shares sold immediately following exercise. You will be taxed on the entire gain (that is, the sale proceeds less the total exercise price, subject to the exempt amount described below). This gain will be subject to capital gains tax unless the gross proceeds (not just the gain) from shares sold in that month (in combination with any other shares sold for the month) do not exceed the exempt amount which is R$20,000 for 2003.

        You will not be subject to social insurance contributions on your new option.

        Withholding and Reporting.    Your employer is not required to withhold or report income tax or social insurance contributions at the time of the option exchange or upon the grant or exercise of your new option. It is your responsibility to report and pay all applicable taxes.

        Exchange Control Information.    Due to exchange control restrictions in Brazil, your new option must be exercised using the cashless "sell-all" method of exercise. Pursuant to a cashless sell-all method of exercise, you will authorize the stockbroker to sell all the shares that you are entitled to receive upon exercise of the new option and remit to you in cash the sale proceeds less the exercise price for the shares, broker's fees and any applicable taxes.

6.     Canada

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Canada. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    The tax treatment resulting from the exchange of an eligible option for a new option is uncertain. It is possible that the Canada Customs and Revenue Agency (the "CCRA") will treat the exchange as:

  •
  a tax-neutral exchange of options;

  •
  a taxable exchange of employee stock options; or

  •
  two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of new and unrelated options), in which case the tender is viewed as a disposition for no consideration and no taxable income arises.

        The CCRA likely will treat the exchange as described in the third bullet above. However, it is also possible that the CCRA will treat the exchange as a continuation of the eligible option with a reduction in the exercise price as described in the first bullet above. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed (which appears likely), the exchange would be tax-free, and you would be able to claim the one-half exemption in computing the taxable income at exercise of the new option and the C$100,000 annual tax deferral as discussed below with regard to the new option. If the proposed amendments do not become law and the CCRA views the exchange as described in the first bullet above, you could lose the benefit of the one-half exemption and the C$100,000 tax deferral upon the exercise of the new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new option, you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this "gain" is subject to tax provided the CCRA does not treat the exchange as described in the first bullet above under "Option Exchange" and the proposed amendment does not take effect as currently written. This amount (i.e., one-half of the gain) will be subject to tax at your applicable marginal tax rate.

        You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of:

  •
  when you sell the shares acquired upon exercise of the new option;

  •
  when you die; or

  •
  when you become a non-resident of Canada.

To be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are acquired upon exercise of the new option.

        You may only defer the tax on the spread received by you upon exercise of the new option up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted. If the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described above in the first bullet under "Option Exchange"), and the proposed amendment does not take effect as currently written, the one-half exemption and the deferral may not be available under current law.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual wage ceiling.

        Sale of Shares.    You will be subject to tax when you subsequently sell the shares acquired upon exercise of the new option. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value of the shares underlying the option on the date the option is exercised), less any broker's fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate. One-half of any loss arising on the sale of the shares (including any broker's fees) may be deducted from any taxable capital gain for the year, the previous three years or any subsequent year.

        If you own other shares of ADC that you acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed also will retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

        Withholding and Reporting.    Your employer will report the income recognized upon exercise of the new option, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you exercise your new option.

        Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the option exchange, or upon the grant or exercise of the new option or the subsequent sale of shares acquired upon exercise of the new option. You will be responsible for paying any and all taxes due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

        Securities Information.    You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by ADC provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

7.     China

        For purposes of the exchange offer, any "bonus rights" previously granted to residents of China are considered stock options and are eligible for exchange. The following is a summary of the tax consequences of the cancellation of bonus rights in exchange for the grant of new options for individuals subject to tax in China. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible bonus right for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option and Sale of Shares.    Due to legal restrictions in China, you must use the cashless sell-all method of exercise, in which case all the shares you are entitled to receive upon exercise are immediately sold and the proceeds less the exercise price, applicable taxes and broker's fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you also may be subject to social insurance contributions on this amount.

        Withholding and Reporting.    Your employer will be required to withhold and report for income tax purposes when you exercise your new option. Your employer also may be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

        Legal Restrictions on New Option.    Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

        Prior Grants of Bonus Rights.    Even though your prior awards were bonus rights, your new grant will be a stock option which must be exercised using the cashless sell-all method of exercise.

8.     France

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in France. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax and social insurance contributions on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as salary income.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    When you sell the shares purchased upon exercise, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares at exercise. This tax applies only if the aggregate gross proceeds that you (and your spouse and children under the age of 18) receive from all sales of stock during a calendar year exceed a certain indexed amount, currently set at €15,000 for 2003.

        If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

        Withholding and Reporting.    Your employer is not required to withhold income tax as a result of your participation in the stock option exchange program (including withholding of tax when you exercise your new option), provided that you are a French tax resident. However, because the spread at exercise will be considered salary income, your employer is required to report the spread on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social security contributions at the time you exercise your new option. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the stock option exchange program (i.e., spread at exercise and gain on sale of shares).

        Exchange Control Information.    You may hold shares purchased under the new option outside of France, provided you declare all foreign accounts (whether open, current or closed) in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

9.     Germany

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Germany. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares acquired upon exercise on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

        Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer's parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). Please consult your tax advisor regarding your specific situation.

        Sale of Shares.    You will not be subject to tax when you subsequently sell shares acquired upon exercise of the new option provided you own the shares for at least 12 months, do not own one percent or more of ADC's stated capital (and have not owned one percent or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met if you purchased the shares as an employee). If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares upon exercise) as capital gain, less one-half of the sales-related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

        Withholding and Reporting.    Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares acquired upon exercise of the new option.

        Exchange Control Information.    Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of ADC shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of ADC, you must report your holding annually.

10.   Hong Kong

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Hong Kong. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to income tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on this amount.

        Sale of Shares.    You will not be subject to tax when you subsequently sell your shares.

        Withholding and Reporting.    Your employer is not required to withhold income tax when you exercise the new option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

        Securities Information.    This offer to exchange options is not a public offer and is available only to eligible employees of ADC or its affiliates holding eligible options.

        Terms of New Grant.    ADC specifically intends that the Plan will not be an occupational retirement scheme for the purposes of the Occupational Retirement Schemes Ordinance ("ORSO"). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, your new option shall be void.

        In the event that you die prior to six months after the new grant date, your legal representative or designated beneficiary will be entitled to exercise your new option, provided that such representative or beneficiary executes an undertaking satisfactory to ADC not to sell the shares acquired through exercise of the new option prior to six months after the grant date.

        In the event of termination of employment (other than termination due to death), you will not be entitled to exercise your new option until at least six months after the grant date.

11.   Hungary

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Hungary. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You likely will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares acquired upon exercise on the date of exercise and the exercise price. In addition, you will be subject to medical contributions tax on this amount. If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    If you acquire shares upon exercise of a new option, you will be subject to tax on the gain when you subsequently sell the shares. The taxable gain is calculated as the difference between the sale proceeds and the fair market value on the shares on the date of exercise. When calculating this gain, the sale proceeds must be verified by the issuer (i.e., ADC) or by the securities firm involved in the transaction.

        Withholding and Reporting.    Your employer is not required to report or withhold income tax or social insurance contributions at the time of exercise or sale. It is your responsibility to report and pay taxes resulting from the exercise of your new options and the sale of shares acquired upon exercise. In addition, you must report both the purchase and sale of shares on your annual income tax return.

12.   India

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in India. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option and Sale of Shares.    Due to legal restrictions in India, you must use the cashless sell-all method of exercise, in which case all the shares you are entitled to receive upon exercise are immediately sold and the proceeds less the exercise price, applicable taxes and broker's fees, if any, are remitted to you in cash. The difference between the sale proceeds and the exercise price will be taxed as salary income. You will not be subject to social insurance contributions on this amount.

        Withholding and Reporting.    Your employer is required to withhold and report income tax when you exercise your new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.

        Exchange Control Information.    Due to exchange control requirements in India, you must use the cashless sell-all method of exercise to exercise your new option.

13.   Ireland

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Ireland. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to income or capital gains tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax on the difference (or "spread") between the market value of the shares on the date of exercise and the exercise price at the higher rate of income tax. You must account for this income tax within 30 days of exercise along with the prescribed tax return. To the extent you are liable for income tax at the standard rate, you may make an application for the tax to be levied at the standard rate. No social insurance contributions will be due on the spread at exercise.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell your shares. The taxable amount will be calculated as the sale price less the market value of the shares at exercise and broker's fees. This amount is subject to capital gains tax to the extent it exceeds your annual exemption.

        Withholding and Reporting.    Your employer is not required to withhold income tax; however, your employer will report the details of your new option to the Revenue Commissioners at the date it is granted and when it is exercised. You must report and pay any taxes due as a result of the exercise of the new option and sale of the option shares.

        Securities Information.    The new option will be granted to you in a private transaction and the shares which may be purchased on exercise are also offered in a private transaction. This is not an offer to the public.

        Additional Reporting Requirements.    If you are a director, shadow director or secretary of an Irish subsidiary of ADC, you are subject to certain notification requirements under the Companies Act of 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when you receive an interest (e.g., options or shares) in ADC and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell shares acquired through exercise of options and/or dispose of options (i.e., the cancellation of eligible options). You must notify the Irish subsidiary of the acquisition or disposal of an interest in shares as described above within five days following the day of acquisition or disposal of the interest. These notification requirements also apply to any rights or shares acquired by your spouse or children under the age of 18.

14.   Israel

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Israel. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You may be subject to tax as a result of the exchange of an eligible option for a new option. In addition, if your eligible option was granted under a Section 102 plan, you may be required to pay penalties if the lock-up period is breached as a result of the exchange.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option and Sale of Shares.    You must use the cashless sell-all method of exercise, in which case all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers' fees, if any, are remitted to you in cash. You will be subject to income tax and social insurance contributions on the gain when you subsequently sell the shares. Your taxable gain will likely be calculated as the difference between the sale proceeds and the exercise price.

        Withholding and Reporting.    Your employer will report and withhold applicable taxes and social insurance contributions when you exercise your new option. You will be responsible for reporting and paying any difference between the actual tax liability and the amount withheld.

        Securities Information.    ADC will make available to you for inspection in the Human Resources Department of your employer a copy of the ADC Global Stock Incentive Plan, the U.S. Form S-8 registration statement applicable to the plan, and, if you request, all documents incorporated by reference in the U.S. Form S-8 registration statement. In addition, at your request, ADC will supply you with a Hebrew translation of the plan and the U.S. Form S-8 registration statement.

        Terms of New Option.    As noted above, you must use the cashless sell-all method of exercise for your new options. Your new option will not be granted under a trustee plan in Israel.

15.   Italy

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Italy. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    You may be subject to tax when you exercise the new option if the exercise price of the new option is less than the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new grant date) at the time of the new grant. If the exercise price is lower than the Italian Fair Market Value, you will be subject to income tax and social insurance contributions on the difference between the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the exercise date) of shares at the time of exercise and the exercise price. If the exercise price is equal to or higher than the Italian Fair Market Value of the underlying shares on the date of grant, you will not be subject to tax when you exercise your new option.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    If you acquire shares upon exercise of the new option, you will be subject to capital gains tax when you subsequently sell the shares. If you are subject to tax at exercise, the taxable amount will be the difference between the sale proceeds and the Italian Fair Market Value of the shares at exercise. If you were not subject to tax at the time of exercise, the taxable amount will be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.50% for "non-qualified" shareholdings.

        If you sell your shares acquired upon exercise of your new option, you may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

        Administered Savings Method.    Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.50% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. An advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above.

        Managed Savings Method.    Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.50% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, (i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to certain adjustments). Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. This method also preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

        Withholding and Reporting.    If you are subject to tax at exercise, your employer will report and withhold for income tax and social insurance contributions at the time of exercise. Otherwise, your employer will not withhold for any income taxes or social insurance contributions. It is your responsibility to report and pay all applicable taxes resulting from your participation in the stock option exchange program, including the difference, if any, between the actual tax liability and the amount withheld, if any.

        Exchange Control Information.    Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, you will have exchange control reporting obligations if you have any foreign investments (including stock) held outside Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on your individual tax return.

16.   Japan

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Japan. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You may be subject to income tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. This gain likely will be treated as "remuneration income" (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the gain at the time of exercise. If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    If you acquire shares upon exercise of a new option, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). You should consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

        Withholding and Reporting.    Your employer likely will not be required to withhold income tax when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the option exchange, the grant and exercise of the new option and the subsequent sale of shares acquired upon exercise of the new option.

        Exchange Control Information.    If you acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. The reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

17.   Malaysia

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Malaysia. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to income tax or Provident Fund Contributions as a result of the new option grant, because the fair market value of the underlying shares on the date of the grant (as defined under Malaysian tax law) will be equal to the exercise price.

        Exercise of New Option.    You will not be subject to tax on any gain you realize upon exercise of the new option.

        Sale of Shares.    You will not be subject to tax when you sell the shares acquired upon exercise of the new option, provided that you are not in the business of buying and selling securities.

        Withholding and Reporting.    Your employer will withhold income tax at the time the new option is exercised, if any taxable income arises. You will be responsible for reporting and paying any additional tax liability.

        Stamp Duty.    Your new option and/or option agreement may be subject to a nominal stamp duty.

        Exchange Control Information.    You must comply with certain exchange control reporting obligations if you are a Malaysian resident for exchange control purposes. If ADC or your employer does not obtain a blanket exchange control approval for all Malaysia employees, then you must notify Bank Negara of the remittance of funds to exercise your option at least seven working days before the remittance. For purposes of this notice, you can estimate the amount that you intend to remit.

        Regardless of whether ADC or your employer obtains control approval, the following requirements will apply to you:

  •
  if you remit more than RM50,000 (or its equivalent in foreign currency) to exercise your option, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara;

  •
  you must repatriate all proceeds from the sale of shares acquired upon exercise of the new option and all dividend payments (if any) to Malaysia as soon as the proceeds and dividends are received; and

  •
  you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency).

These requirements apply to both cash and cashless exercises of the new option.

        Additional Reporting Requirements.    If you are a director of a Malaysian affiliate of ADC, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options or shares) in ADC or any related companies. In addition, you must notify the Malaysian affiliate of your sales of stock of ADC or any related company (including the sale of shares acquired upon exercise of your new option). In addition, you must notify the Malaysian affiliate of ADC if there are any subsequent changes in your interest in ADC or any related company, including your participation in the option exchange. These notifications must be made within 14 days of acquiring or disposing of any interest in ADC or any related company.

18.   Mexico

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Mexico. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option using the cash purchase method of exercise, you will not be subject to tax. If you use the cashless sell-to-cover method of exercise to exercise your new option, some of the shares acquired upon exercise will be sold immediately to cover the exercise price. As a result, you will be subject to tax on the difference between the sale proceeds and the exercise price of the shares sold, less any broker's fees. If you use the cashless sell-all method of exercise to exercise your new option, all shares acquired upon exercise will be sold immediately. Therefore, you will be subject to tax on the entire gain (i.e., the difference between the sale proceeds and the exercise price, less any broker's fees).

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        You will not be subject to any social insurance contributions when you exercise your option.

        Sale of Shares.    You will be subject to tax when you subsequently sell the shares acquired upon exercise of your new option. The taxable amount will be the difference between the sale proceeds and the exercise price (with an adjustment for inflation at applicable rates and any broker's fees paid to sell the stock).

        Withholding and Reporting.    Your employer is not required to report or withhold income tax or social insurance contributions with respect to your participation in the stock option exchange program. You will be responsible for paying any tax liability due with respect to the option exchange, the grant or exercise of the new option and the subsequent sale of shares acquired upon exercise of the new option.

19.   Netherlands

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in the Netherlands. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    If your eligible option was taxed at the time of grant (i.e., if it was granted prior to June 26, 1998), you will likely not be subject to tax as a result of an exchange of the eligible option for the grant of a new option.

        If your eligible option was taxed at the time the option became unconditionally exercisable (i.e., generally at the time of vesting) and the exchange occurs more than three years after the date of acceptance of the eligible option, you will not be subject to tax as a result of the exchange of an eligible option for the grant of a new option. If your eligible option was taxed at the time the option became unconditionally exercisable and the exchange occurs within three years after the date of acceptance, you may be subject to tax as a result of the exchange of an eligible option for the grant of a new option.

        If you deferred taxation on your eligible option until the time of exercise by properly making an election to defer taxation, then you may be subject to tax as a result of the exchange of an eligible option for the grant of a new option if the exchange is deemed a fictitious exercise.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        No Election to Defer Tax on New Option.    If you do not elect to defer income tax until the time of the exercise of your new option, you will be subject to income tax at the time that your new option becomes unconditionally exercisable (i.e., generally at vesting). At this time, you will be subject to income tax on both the intrinsic value and the expectation value of the option. The intrinsic value will be calculated as the difference between the fair market value of the shares on the vesting date and the exercise price. The expectation value is calculated based on a statutory formula which calculates the expected price development of the shares during the period the option may be exercised after it is vested. You will also be subject to social insurance contributions on the intrinsic value and the expectation value if you have not already exceeded your applicable wage ceiling.

        In addition to paying income tax at the time the new option becomes unconditionally exercisable, you will be subject to income tax on exercise or disposal of the new option if the option is exercised or disposed of within three years of the time you accept your new grant. The amount subject to income tax will be the difference between the fair market value of the option shares on the date of exercise or disposal and the exercise price, less the amount that was subject to tax at the time of vesting. You will also be subject to social insurance contributions on this amount if you have not already exceeded your applicable wage ceiling. If the gain at the time of exercise or disposal is less than the amount that was subject to tax at the time of vesting, you will not be entitled to a tax credit or deduction for this difference. No credit will be given for any tax previously paid with respect to the eligible option.

        Election to Defer Tax on New Option.    If you elect to defer income tax until exercise for your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, this gain is subject to social insurance contributions if you have not already exceeded your applicable wage ceiling. Your liability for employees' insurance contributions will not be deferred until the time of exercise; instead, these contributions will be due upon vesting on the taxable amount at that time (i.e., the intrinsic value plus the expectation value). Your liability for national insurance contributions will be deferred until exercise. No credit will be given for any taxes previously paid with respect to the eligible option.

        Sale of Shares.    If you acquire shares upon exercise, you will not be subject to tax when you sell the shares, provided that you hold less than a 5% interest in ADC as a private investment at the time of the sale.

        Withholding and Reporting.    Your employer is required to withhold and report income tax and social insurance contributions (unless the applicable wage ceiling has been met) due at the time of vesting or exercise, as applicable. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to pay any investment tax or any tax due upon the sale of the shares.

        Investment Tax.    You are subject to an investment yield tax of 1.20% (i.e., the so-called Box III income) based on the average of the value of all assets (including shares of ADC common stock) that you own at the end of the year. An exemption is available on the first €18,800 (2003) of the average value of the assets held over the calendar year involved.

        Exchange Control Information.    Statistical reporting of payments of €50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

20.   Singapore

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Singapore. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You may be subject to tax as a result of the exchange of an eligible option for the right to receive a new option, because the Inland Revenue Authority of Singapore (the "IRAS") may view the exchange as a taxable "release" of an existing right. In practice, the IRAS is likely to disregard the "release" of the option and simply tax the new option upon exercise. However, this result is not certain.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    Assuming you are not taxed when the eligible option is cancelled, when you exercise the new option, you likely will be subject to income tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price, unless you are eligible for an exemption or deferral as discussed below. You likely will not be subject to Central Provident Fund contributions on the spread.

        Company Employee Equity-Based Remuneration Scheme ("CEEBR Scheme").    You may be able to claim a tax exemption on the first S$2,000 of the spread per year and 25% of the remaining spread per year, subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise the new option. To take advantage of this tax exemption, the vesting provisions of your new option must be as follows:

  •
  where the exercise price is equal to at least the fair market value of the underlying shares on the date the new option is granted to you, the option may not be exercised within one year after the grant date of the option; and

  •
  where the exercise price is less than the fair market value of the underlying shares on the date the new option is granted to you (i.e., a discounted option), the option may not be exercised within two years of the grant of the option.

        In addition, the CEEBR Scheme (formerly called the "Company Stock Option Scheme") must be offered to at least 50% of the employees of ADC's Singapore affiliate.

        You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the replacement grant date).

        Qualified Employee Equity-Based Remuneration ("QEEBR Scheme").    You also may be able, in certain circumstances, to defer the tax due upon exercise of the new option under the QEEBR Scheme (formerly called the "Qualified Employee Stock Option Plan Scheme") on the portion of the spread, if any, that was not exempt from tax under the CEEBR Scheme. To take advantage of the QEEBR Scheme, the vesting provision of your new option grant must meet the requirements stated above for the CEEBR Scheme. You should consult with a tax advisor to determine if you qualify for this deferral in whole or in part. If you think that you qualify, you should apply to the IRAS for the deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below. To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

  •
  you are employed in Singapore at the time the new option is exercised;

  •
  the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

  •
  the tax payable on the QEEBR gains is not borne by your employer; and

  •
  the minimum vesting periods that are applicable to CEEBR Schemes as discussed above must be met.

        You will not qualify for the QEEBR Scheme if:

  •
  you are an undischarged bankrupt;

  •
  IRAS records show that you are a delinquent taxpayer; or

  •
  the tax deferred under the QEEBR Scheme is less than S$200.

        You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part.

        If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (i.e., the year in which the new option is exercised and the spread would be subject to tax unless deferred). You must submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your tax returns and your employer's certification on the Application Form that the QEEBR is properly qualified. The maximum deferral period is five years starting from January 1 after the Year of Assessment. Subject to the maximum of five years, a qualifying employee may choose to defer the payment of the tax on the QEEBR gains for any period of time.

        The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the new option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on April 15 of each year, and interest will be computed annually based on this rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum. Tax payment deferral will cease, and payment of the tax plus the corresponding interest will become due immediately:

  •
  in the case of a foreign employee (including a Singapore permanent resident), when you

  •
  terminate your employment in Singapore and leave Singapore;

  •
  are posted overseas;

  •
  leave Singapore for any period exceeding three months;

  •
  when you become bankrupt; or

  •
  when you die (in which case the deferred tax would be recovered from your estate).

        Sale of Shares.    You will not be subject to tax when you subsequently sell the shares acquired upon exercise of the new option, provided you are not in the business of buying and selling securities.

        Withholding and Reporting.    Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the option exchange, upon the grant or exercise of the new option or upon the sale of option shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you. You should consult with your tax advisor regarding these rules.

        Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This form will include the value of the shares you acquire upon exercise of the new option. Your employer will provide this Form IR8A to you. It is your responsibility to report and pay all applicable taxes due.

        Additional Reporting Requirements.    If you are a director, associate director or shadow director of a Singapore affiliate of ADC, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options or shares) in ADC or any related companies. Please contact ADC to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of ADC or any related company (including when you sell shares acquired pursuant to options granted under the exchange program) or if you participate in the option exchange program. These notifications must be made within two days of acquiring or disposing of any interest in ADC or any related company. In addition, a notification must be made of your interests in ADC or any related company within two days of becoming a director.

21.   South Africa

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in South Africa. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not likely be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option and Sale of Shares.    You must use the cashless sell-all method of exercise when you exercise you new option. Pursuant to this type of exercise, all the shares that you are entitled to receive upon exercise are immediately sold and the proceeds less the exercise price, applicable taxes and broker's fees, if any, are remitted to you in cash. When you exercise the new option, you will be subject to income tax on the difference between the sale proceeds and the exercise price. This gain is also subject to social insurance contributions.

        Withholding and Reporting.    Your employer is required to withhold and report income tax and social insurance contributions when you exercise your new option. It is your responsibility to notify your employer of the amount of your spread upon exercise immediately after exercising your new option.

Once the notification is made, your employer will obtain a directive from the Exchange Control Department of the South African Reserve Bank ("SARS") as to the correct amount of tax to be withheld. If you fail to advise your employer of the spread you receive, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

        Exchange Control Regulations.    To participate in the stock option exchange program (including the receipt of new options by you), you must comply with exchange control regulations in South Africa. SARS requires that approval be sought for the participation by South African residents in foreign share incentive schemes. While ADC may obtain this approval on your behalf, it is your obligation (and not that of ADC or your employer) to ensure this approval has been obtained.

        You will be limited to the cashless sell-all method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers' fees, if any, are remitted to you in cash.

        Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the purchase or sale of shares to ensure compliance with current regulations. It is your responsibility to comply with South African exchange control laws, and neither ADC nor your employer will be liable for any resulting fines or penalties.

22.   South Korea

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in South Korea. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, any gain realized on the difference between the fair market value of the option shares at the time of exercise and the exercise price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions. If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    If you acquire shares upon exercise of the new option, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount (which is currently KRW2,500,000 per asset type). Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax. The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

        Withholding and Reporting.    Your employer may be required to withhold income tax and social insurance contributions when you exercise the new option. If there is a difference between the actual liability upon exercise and the amount withheld, if any, you are responsible for paying the difference. In addition, it is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

        Exchange Control Information.    When you exercise your new option, your remittance of funds must be "confirmed" by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank:

  •
  the notice of grant;

  •
  the plan document;

  •
  the stock option award agreement indicating the type of shares to be acquired and the amount of shares; and

  •
  a certificate of employment from your local employer.

        Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

23.   Spain

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Spain. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. This gain likely will be considered compensation in-kind subject to payment on account.

        Exemption.    Notwithstanding the above, the first €12,000 of the spread received upon exercise of the new option in a 12-month period will not be taxable provided the following conditions are met:

  •
  the transferred shares are shares of stock of your employer or another ADC affiliate;

  •
  the offer is carried out following the general compensation policy of ADC or your employer and it contributes to the participation of the employees in ADC or the employer;

  •
  you hold the shares acquired upon exercise for at least three years after exercise; and

  •
  you or your close relatives do not own more than five percent of ADC's capital.

  If you dispose of your shares prior to the expiration of the three-year period, the spread at exercise will be taxable to you, and it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Social insurance contributions will be due on the taxable amount for which the exemption described above does not apply, unless the applicable wage ceiling has already been met.

        Sale of Shares.    You will be subject to tax when you subsequently sell the shares acquired upon exercise of the new option. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares underlying the option at the time of exercise.

        Withholding and Reporting.    The taxable spread at exercise likely will be considered compensation in-kind and, therefore, subject to payment on account. In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due as a result of the sale of the shares.

        Securities Information.    This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

        Exchange Control Information.    It is your responsibility to comply with exchange control regulations in Spain. The purchase of shares of ADC common stock must be declared by the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy (the "DGCI"). If you purchase shares through the use of a Spanish financial institution, that institution automatically will make the declaration to the DGCI for you. Otherwise, you must make the declaration by filing the appropriate form with the DGCI.

        When receiving foreign currency payments derived from the ownership of shares of ADC common stock (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information:

  •
  your name, address and fiscal identification number;

  •
  the name and corporate domicile of ADC;

  •
  the amount of the payment;

  •
  the currency used;

  •
  the country of origin;

  •
  the reason for the payment; and

  •
  any additional information that may be required.

        If you wish to import the ownership title of the shares of ADC common stock (i.e., share certificates) into Spain, you must declare the importation of such securities to the DGCI.

24.   Switzerland

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Switzerland. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

        Grant of New Option.    You generally will be subject to income tax and social insurance contributions when the new option is granted to you. You will not likely be entitled to a credit against this liability any tax paid on your eligible option surrendered in exchange for the new option. However, new tax provisions regarding stock options have been proposed in Switzerland. If passed, these new provisions may change the tax consequences resulting from the grant of your new option.

        Exercise of New Option.    If you are subject to tax upon grant of the new option, then you will not be subject to tax when you exercise the new option.

        Sale of Shares.    You will not be subject to tax when you subsequently sell the shares acquired upon exercise of the new option, provided the shares are held as private assets.

        Wealth Tax.    Shares acquired upon exercise of the new option will become part of your net wealth and may be subject to wealth tax, which is levied at the cantonal level. The new option also may be subject to wealth tax. The specific rates for wealth tax vary depending upon a number of factors, such as the particular canton and the net wealth of the individual. You should consult your tax advisor to determine how the wealth tax applies to your specific situation.

        Withholding and Reporting.    If you are a Swiss national or a foreign employee holding a "C" residence permit, your employer will not withhold income tax at the time of grant, vesting or exercise of the new option, or upon the subsequent sale of shares acquired upon exercise of the new option. Your employer will include your taxable income (on grant, vesting or exercise, but not sale) on your annual "certificate of salary" issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the certificate of salary to your tax return and pay any taxes resulting from the exercise of your new option. Your employer will withhold social insurance contributions.

        If you are a foreign employee holding a "B" permit, or if you are for any other reason an employee subject to income taxation at source, your employer will withhold and report income tax and social insurance contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes your exact amount of taxes based on your tax return.

25.   United Arab Emirates

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in United Arab Emirates. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to UAE federal or emirate tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to UAE federal or emirate tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will not be subject to UAE federal or emirate tax.

        Sale of Shares.    You will not be subject to UAE federal or emirate tax when you subsequently sell the shares acquired upon exercise of the new option.

        Withholding and Reporting.    Your employer is not required to withhold or report UAE federal or emirate tax or social insurance contributions relating to your participation in the stock option exchange program.

26.   United Kingdom

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in United Kingdom. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to income tax or National Insurance Contributions ("NICs") as a result of the exchange of an eligible option for the grant of a new option.

        Grant of New Option.    You will not be subject to income tax or NICs when the new option is granted to you.

        Exercise of New Option.    You will be subject to income tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (the "spread"). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your option and for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This benefit will give rise to a further income tax charge.

        Subject to the favorable treatment described in the next paragraph, you will also be subject to the employees' portion of NICs on the spread at exercise of your new option. With effect from 6 April 2003, employees' NICs are payable at the rate of 11% up to the upper earnings limit set for employees' NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit. If you fail to pay to your employer the NICs due within 90 days of the date of exercise of your option, you may be deemed to have received a further taxable benefit equal to the amount of NICs due. This may give rise to a further income tax charge.

        If you were granted eligible options either (i) prior to 6 April 1999, or (ii) between 6 April 1999 and 19 May 2000 inclusive, and the eligible options were underwater on 7 November 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of new options granted to replace those options. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new option.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    When you sell your shares, you will be subject to capital gains tax. For shares acquired after 10 April 2003, your taxable gain upon the sale of shares will be calculated as the difference between the sale proceeds and the fair market value of the shares on the date of exercise.

        An annual exemption is available to set against total gains of £7,900 for the tax year 6 April 2003 to 5 April 2004, and you may also be able to benefit from taper relief to reduce your taxable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which, in turn, depends on whether you continue to be employed by a company affiliated with ADC).

        Withholding and Reporting.    Your employer is required to withhold and report income tax and NICs at the time of exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference. In addition, you will be responsible for paying any taxes owed as a result of the sale of the option shares. You will also be required to report the exercise of your new option and the subsequent disposal of your shares on your annual UK Tax Return.

27.   Venezuela

        The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Venezuela. This summary also includes other country-specific requirements that may affect your participation in the stock option exchange program. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. Tax laws change frequently and occasionally on a retroactive basis. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an eligible option for a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Vesting of New Option.    You will be taxed when you receive the economic benefit of the new option. However, it is unclear whether the taxable event in Venezuela will occur on the date that the new option vests or on the date the new option is exercised. Therefore, you should consult with your tax advisor to determine when you should pay tax with respect to the new option. If you are subject to tax at the time the new option vests, the taxable amount will be the difference between the fair market value of the shares underlying the new option at the time of vesting and the exercise price. If the fair market value of the shares at the time of vesting is less than the exercise price, you will not be subject to any tax at the time of vesting. No social insurance contributions will be due on this amount.

        Exercise of New Option.    If you were not subject to tax at the time the new option vests, or if the fair market value of the shares underlying the new option at the time of vesting was less than the exercise price, you will be subject to tax at the time you exercise your new option. The taxable amount will be the difference between the fair market value of the shares at the time of exercise and the exercise price. No social insurance contributions will be due on this amount. In addition, if you were subject to tax at the time of vesting, you may be subject to additional tax at the time of exercise if the fair market value of the shares at the time of exercise exceeds the fair market value of the shares at the time of vesting. In this case, you may owe tax on this difference. No social insurance contributions will be due on this amount.

        If you elect to pay the exercise price with shares of ADC common stock that you already own, there may be additional tax consequences to you (i.e., you may have to pay tax on the gain on the shares that you use to pay the exercise price). You should consult your tax advisor regarding your specific situation.

        Sale of Shares.    You will be subject to tax when you subsequently sell the shares acquired upon exercise of the new option. The taxable amount likely will be the difference between the sale proceeds and the exercise price of the new option.

        Withholding and Reporting.    Your employer is not required to withhold or report income tax at the time of the option exchange, upon the grant, vesting or exercise of your new option or upon the sale of shares acquired upon exercise of the new option. It is your responsibility to report and pay all applicable taxes.

        Exchange Control Information.    Recently, the government of Venezuela established an exchange control regime. You should consult your legal advisor to determine how these new requirements impact your participation in the stock option exchange program.

FEES AND EXPENSES

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting the exchange of eligible options pursuant to this offer.

ADDITIONAL INFORMATION

        We have filed with the U.S. SEC a Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO and the exhibits thereto (which include the ADC Global Stock Incentive Plan, as amended and restated through the date hereof), and the following documents we have filed with the U.S. SEC before making a decision on whether to exchange your options:

  1.
  our annual report on Form 10-K for our fiscal year ended October 31, 2002;

  2.
  our quarterly report on Form 10-Q for the quarter ended January 31, 2003;

  3.
  our definitive proxy statement for our 2003 annual meeting of shareowners, filed with the U.S. SEC on January 21, 2003;

  4.
  the description of our common stock and common stock purchase rights contained in any registration statement on Form 8-A filed by us under the U.S. Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating any such description.

        If not otherwise indicated above, the U.S. SEC file number for these filings is 0-01424.

        We hereby incorporate by reference into this Offer to Exchange any additional documents that we may file with the U.S. SEC between the date of this Offer to Exchange and the expiration of the offer, including periodic reports such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        The filings listed above, our other annual, quarterly and current reports, our proxy statements and our other U.S. SEC filings may be examined, and copies may be obtained, at the following U.S. SEC public reference room:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the U.S. SEC at l-800-SEC-0330 for further information on the public reference room. Our U.S. SEC filings also are available to the public on the U.S. SEC's Internet web site at http://www.sec.gov.

        Our common stock is quoted on the NASDAQ Stock Market under the symbol "ADCT," and our U.S. SEC filings can be read at the following NASDAQ address:

NASDAQ Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We also will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon your written or oral request, a copy of any or all the documents to which we have referred you, other than exhibits to such documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be e-mailed to the You@ADC team at You_ADC@adc.com. You also may call us at (952) 917-1000 or 1 (866) 901-0707 between the hours of 7:00 a.m. and 6:00 p.m., U.S. Central Time.

FORWARD-LOOKING STATEMENTS

        This Offer to Exchange and our U.S. SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements represent our expectations or beliefs concerning future events or results. When used in this Offer to Exchange, the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. We caution that any forward-looking statements made by us in this Offer to Exchange or in other reports or announcements made by us are subject to risks and uncertainties, including those set forth in the section of this Offer to Exchange entitled "Certain Risks of Accepting the Offer," that could cause actual results to differ materially from those discussed in the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MISCELLANEOUS

        We have not authorized any person to make any recommendation or representation with respect to this exchange offer or to give you any information in connection with this offer other than the information contained in this Offer to Exchange and the related offering documents filed by us with the U.S. SEC. If any other person makes any recommendation or representation to you or gives you any information relating to this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

        ADC reserves the right to take any actions necessary to correct any administrative errors made in connection with implementation of the option exchange program. Such corrective actions may be taken prior to or after eligible options have been accepted for exchange and cancelled.

APPENDIX A
FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS

ADC TELECOMMUNICATIONS, INC.
OMNIBUS NONQUALIFIED STOCK OPTION AGREEMENT
(2003 Stock Option Exchange Program)

Optionee:	«First_Name» «MI» «Last_Name»	Plan:	«Plan»
ID:	«ID»

        This Omnibus Nonqualified Stock Option Agreement (the "Agreement") is entered into effective «Effective_Date» by and between ADC Telecommunications, Inc., a Minnesota corporation, (the "Company"), and the above-identified Optionee pursuant to the Company's Global Stock Incentive Plan (the "Plan"). By electing to participate in the Company's 2003 Stock Option Exchange Program, Optionee has consented to and agreed to be bound by all terms and conditions of this Agreement and Exhibits A and B hereto. This Agreement together with Exhibits A and B to this Agreement contain the terms and conditions for the following individual option grants (each, an "Option") that have been made by the Company pursuant to Optionee's decision to participate in the Company's 2003 Stock Option Exchange Program:

Option Number	No. of Option Shares	Exercise Price per Share

        Subject to the terms and conditions of this Agreement, Exhibits A and B to this Agreement and the Plan, this Option shall in all events terminate on «Date—7 years after the Grant Date» (the "Expiration Date"). The shares subject to this Option shall vest and may be exercised in whole or in part by the Optionee according to the following vesting schedule:

Vesting Date	Percentage of Option Shares Vesting	Cumulative Percentage of Option Shares Vesting
«Grant Date + 6 months»	25%	25%
«Grant Date + 12 months»	25%	50%
«Grant Date + 18 months»	25%	75%
«Grant Date + 24 months»	25%	100%

        Subject to the provisions of the Plan and Exhibits A and B, the Optionee must be employed by the Company or any of its Affiliates on each Vesting Date for vesting to occur. Termination of employment after a Vesting Date may accelerate the Expiration Date (see terms of the Plan and Exhibits A and B hereto).

        Optionee and the Company agree that these Options are granted under and governed by the terms and conditions of this Agreement, Exhibits A and B to this Agreement, and the Plan. Each of these documents and a Prospectus related to shares covered by the Plan have been provided to Optionee. Optionee specifically acknowledges that Exhibit A to this Agreement contains an agreement by Optionee not to solicit employees of the Company or its Affiliates on behalf of any other employer, a data privacy consent by Optionee and certain other acknowledgements by Optionee. In addition, Optionee acknowledges that Exhibit B includes country-specific terms that apply to the Options.

        Optionee acknowledges that this Option is subject to the ongoing discretionary authority of the Company to determine: (i) the permissible manner of exercise of the Option (including but not limited to the authority of the Company to require a mandatory cashless exercise); (ii) the permissible timing of exercise of the Option; and (iii) any other restrictions that the Company deems necessary and advisable, including but not limited to restrictions pertaining to applicable law. Optionee further acknowledges that in the event the Optionee chooses to effect a simultaneous exercise and sale of all or a portion of the shares that are subject to this Option, neither the Company nor its third party stock option administrator will guarantee any particular market price for the sale of the shares, nor shall the Company or its third party administrator be responsible for any failure to obtain any particular market price due to delays in the exercise of this Option or any other reason.

ADC TELECOMMUNICATIONS, INC.

Date: «Effective Date»
Jeffrey D. Pflaum, Vice President, Corporate Secretary & General Counsel

For questions regarding this Option, please contact ADC's HR Stock Option Group as follows:

Postal Mail:

ADC
Attn: Stock Option Program, MS 56
P.O. Box 1101
Minneapolis, MN 55440-1101 USA

Express Mail:

ADC
Attn: Stock Option Program, MS 56
13625 Technology Drive
Eden Prairie, MN 55344 USA

Email: stockoptions@adc.com
 Facsimile: 952-238-1525
 Telephone: 952-917-0576
                   800-366-3889 ext. 70576

EXHIBIT A

TO THE
ADC TELECOMMUNICATIONS, INC.
OMNIBUS NONQUALIFIED STOCK OPTION AGREEMENT
(2003 Stock Option Exchange Program)

        This Exhibit A is part of and incorporated by reference into the Omnibus Nonqualified Stock Option Agreement issued by ADC Telecommunications, Inc. (the "Company") pursuant to the Company's Global Stock Incentive Plan (the "Plan").

        Unless otherwise defined herein, capitalized terms shall have the meaning given such term in the Omnibus Nonqualified Stock Option Agreement.

1.     Grant of Option

        Refer to the individualized Omnibus Nonqualified Stock Option Agreement (the "Agreement") between the Company and the Optionee for a description of the Option grants evidenced by the Agreement, including the total number of shares of Common Stock covered by each grant, the exercise price per share, and the schedule for vesting. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code.

2.     Duration and Exercisability

  (a)
  This Option shall vest and become exercisable in accordance with the schedule set forth on the Agreement. This Option shall in all events terminate seven (7) years after the date of grant, if not earlier in the event of termination of employment.

  (b)
  Notwithstanding the provisions contained in Section 2(a) above, but subject to the other terms and conditions set forth herein, this Option shall become fully vested and exercisable on the date of a "Change in Control" (as hereinafter defined). For purposes of the Agreement and this Exhibit A to the Agreement, the following terms shall have the definitions set forth below:

  (i)
  "Change in Control" shall mean:

  (A)
  a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement;

  (B)
  the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company); however, that for purposes of this clause the term "person" shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of

        Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;

      (C)
      the Continuing Directors cease to constitute a majority of the Company's Board of Directors;

      (D)
      consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Company's outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than 50% of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Company approving such Business Combination;

      (E)
      approval by the shareowners of the Company of a complete liquidation or dissolution of the Company; or

      (F)
      the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

    (ii)
    "Continuing Director" shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) as a member of the Board of Directors on the date of this Agreement as first written above or (y) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph (ii), "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

  (c)
  This Option shall not be assignable or transferable except to a designated beneficiary (under procedures established by the Company) or by the laws of descent and distribution in the case of the death of Optionee, and except that for U.S. resident employees, upon written notice to the Company, U.S. resident employees may transfer this Option to any "family member" (as such term is used on Form S-8 under the Securities Act of 1933) of Optionee provided that (i) there is no consideration for such transfer or such transfer is effected pursuant to a domestic relations order in settlement of marital property rights, and (ii) this Option held by such transferees shall continue to be subject to the same terms and conditions (including restrictions on subsequent transfers) as were applicable to this Option immediately prior to such transfer. This Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate of the Company.

  (d)
  This Option may be exercised, during the lifetime of Optionee, only by Optionee, a permitted transferee pursuant to a transfer permitted by Section 2(c) above, or, if permissible under applicable law, by Optionee's or such transferee's guardian or legal representative.

3.     Effect of Termination of Employment

  (a)
  For all purposes of the Agreement and this Exhibit A, the term "Employment Termination Date" shall mean the earlier of:

  (i)
  the date, as determined by the Company, that Optionee is no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntarily termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); or

  (ii)
  the date, as determined by the Company, that Optionee's employer is no longer an Affiliate of the Company.

  (b)
  In the event the Optionee ceases to be an employee of the Company or any of its Affiliates for any reason other than death, Optionee shall have the right to exercise the Option at any time within one year after the Employment Termination Date to the extent of the number of vested shares Optionee was entitled to purchase under the Option on the Employment Termination Date, subject to the condition that no Option shall be exercisable after the Expiration Date.

  (c)
  In the event the Optionee dies while an employee of the Company or any of its Affiliates or within three months after the Employment Termination Date, this Option may be exercised at any time within two years after his or her death by the executors or administrators of Optionee, or by any person or persons to whom the Option is transferred by the prior designation of a beneficiary the applicable laws of descent and distribution, to the extent of the number of vested shares Optionee was entitled to purchase under the Option on the date of death, subject to the condition that no Option shall be exercisable after the Expiration Date.

  (d)
  Except as set forth in Section 3(e) below, no further vesting of this Option shall occur after the Employment Termination Date, and this Option shall be exercisable in accordance with this Section 3 following the Employment Termination Date only to the extent that it is exercisable on the Employment Termination Date, pursuant to the vesting schedule set forth in the Agreement and Section 2 hereof.

  (e)
  If Optionee's Employment Termination Date occurs prior to the date which is six months after the date of grant of the Option, and if the reason for Optionee's termination of employment is any reason other than: (i) voluntary resignation or retirement by Optionee; or (ii) discharge by the Company for "Cause," then twenty percent (20%) of the aggregate number of shares covered by this Option shall immediately vest and become exercisable on the Employment Termination Date. The Option, to the extent it becomes vested, shall be exercisable for the time period described in Section 3(b) or (c), whichever is applicable. For purposes of this Section 3(e), the term "Cause" shall mean the willful and continued failure of Optionee to perform his or her duties or gross and willful misconduct, including but not limited to, wrongful appropriation of funds.

4.     Manner of Exercise

        The Option can be exercised only by Optionee or other proper party within the option period by notice to the Company or the Company's third-party stock option administrator (UBS PaineWebber Inc. as of the date of this grant) in a form specified by the Company or such third-party stock option administrator, or in such other manner as the Company may specify from time-to-time. The Company shall have the right to specify all conditions of the manner of exercise, and such conditions may vary by country and may be subject to change from time to time.

5.     Adjustments

        If Optionee exercises all or any portion of the Option subsequent to any change in the number or character of the Common Stock (through stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the Option), Optionee shall then receive for the aggregate price paid by him or her on such exercise of the Option, the number and type of securities or other consideration which he would have received if such Option had been exercised prior to the event changing the number or character of outstanding shares.

6.     Responsibility for Taxes

        Regardless of any action taken by the Company or Optionee's employer (the "Employer") with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee's responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee's liability for Tax-Related Items.

        Prior to exercise of the Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee's wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of the shares by Optionee. Alternatively, or in addition, if permissible under local law, the Company may withhold shares otherwise issuable pursuant to the exercise of the Option, provided that the Company only withholds the number of shares necessary to satisfy the minimum withholding amount. Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee's participation in the Plan or Optionee's purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

7.     Non-solicitation Agreement

  (a)
  In consideration of the grant of the Option, the Optionee shall not, directly or indirectly, during the period the Optionee is employed by the Company or its Affiliates and for a period of one year after the Employment Termination Date: (i) induce or attempt to induce any other employee to leave the employ of the Company or any of its Affiliates, or in any way interfere adversely with the relationship between any such employee and the Company or any of its Affiliates; (ii) induce or attempt to induce any other employee of the Company or any of its Affiliates to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company or its Affiliates to any person or entity other than the Company or its Affiliates; or (iii) employ, or otherwise pay for services rendered by, any other employee of the Company or any of its Affiliates in any other business enterprise.

  (b)
  The Optionee acknowledges that breach of this Section 7 would be highly injurious to the Company, and the Company reserves its rights to pursue all available remedies, including but not limited to equitable and injunctive relief and damages. The Optionee specifically agrees that the Company shall be entitled to obtain temporary and permanent injunctive relief from a court of law to enforce the provisions of this Section 7, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or to seek and obtain any other relief available to it. The Optionee further acknowledges that this Section 7 shall be enforceable by the Company even if no portion of the Option becomes vested and exercisable.

8.     Data Privacy Consent

        Optionee hereby explicitly consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan.

        Optionee understands that the Company and its Affiliates hold certain personal information about Optionee, including, but not limited to, Optionee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in Optionee's favor, for the purpose of implementing, administering and managing the Plan ("Data"). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere, and that the recipient's country may have different data privacy laws and protections than Optionee's country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting ADC's HR Stock Option Group. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any shares of stock acquired upon exercise of the Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee's participation in the Plan and that Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing ADC's HR Stock Option Group. Optionee understands, however, that refusing or withdrawing his or her consent may affect Optionee's ability to participate in the Plan. For more information on the consequences of Optionee's refusal to consent or withdrawal of consent, Optionee may contact ADC's HR Stock Option Group.

9.     Nature of Grant

        In accepting the grant, Optionee acknowledges that:

  (a)
  The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement. The Option is subject in all respects to the terms and conditions of the Plan and the Agreement.

  (b)
  The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

  (c)
  All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

  (d)
  Optionee's participation in the Plan shall not create a right to further employment with the Company or any of its Affiliates and shall not interfere with the ability of the Company or its Affiliates to terminate Optionee's employment relationship at any time with or without cause.

  (e)
  Optionee is voluntarily participating in the Plan.

  (f)
  The Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee's employment contract, if any.

  (g)
  The Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

  (h)
  In the event that Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with any Affiliate of the Company.

  (i)
  The future value of the underlying shares is unknown and cannot be predicted with certainty.

  (j)
  If the underlying shares do not increase in value, the Option will have no value.

  (k)
  If Optionee exercises the Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price.

  (l)
  No claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or shares purchased through exercise of the Option which results from the termination of Optionee's employment by the Company or the Employer (for any reason and regardless of whether in breach of contract), and Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Optionee shall be deemed irrevocably to have waived his/her entitlement to pursue such claim.

  (m)
  Optionee consents to the delivery by electronic means of any documents related to the Option, the Plan or future options that may be granted under the Plan.

10.   Miscellaneous

  (a)
  Optionee shall have none of the rights of a shareholder with respect to shares subject to this Option until such shares shall have been issued upon exercise of this Option.

  (b)
  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. The Company and the Optionee submit to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement, and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Company and the Optionee also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Company and the Optionee waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. The Company and the Optionee agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

  (c)
  To the extent any provision of this Agreement shall be determined by any court to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, the Optionee expressly agrees that should the duration of, geographical extent of, or business activities covered by Section 7 of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. The Optionee expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

  (d)
  If Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

EXHIBIT B

TO THE
ADC TELECOMMUNICATIONS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

        If Optionee is resident in any country named below, his/her Option grant is subject to the further terms provided below for that country. These terms are in addition to the terms stated in the Agreement and Exhibit A to the Agreement.

Argentina

        The benefits received under the Plan, if any, do not accrue on a monthly basis and will not be granted on a regular or monthly basis. In addition, the Option is granted by Company on behalf of the local employer.

        The Option granted pursuant to the Plan, and the shares which may be purchased upon exercise of the Option, are offered in a private transaction and are not subject to the supervision of any Argentine governmental authority. This is not an offer to the public.

        Please note that exchange controls in Argentina are currently in a state of flux. Therefore, Optionee should consult with his/her legal advisor regarding any approval or reporting obligations that Optionee may have with respect to the exercise of options, the ownership of foreign shares and/or the receipt of cash payments from abroad.

Australia

        Optionee's Option is granted pursuant to the Australian Addendum which is an addendum to the Plan, and therefore, Optionee's Option is subject to the terms and conditions as stated in the Australian Addendum, the Plan, the Agreement and Exhibits A and B to the Agreement.

Belgium

        Optionee must accept the Option within 60 days after this Agreement is distributed to him/her. Failure to do so will result in forfeiture of the Option. In order to properly accept, Optionee must sign the Acceptance Form and return it to ADC's HR Stock Option Group (at the address specified in the Agreement) within 60 days of the offer date specified in Optionee's offer letter. If Optionee's Option is forfeited, he/she will not be entitled to any payment or compensation in lieu of the Option.

        Optionee is required to report any security or bank account maintained outside of Belgium on his/her annual tax return.

Brazil

        Due to exchange control restrictions in Brazil, Optionee must exercise the Option using the cashless sell-all method of exercise. Pursuant to a cashless sell-all exercise, Optionee will authorize the stockbroker to sell all the shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker's fees and any applicable taxes to Optionee in cash.

        By accepting this Option, Optionee acknowledges that he/she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the Option, sale of shares obtained pursuant to exercise of the Option.

Canada (Quebec only)

        The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

        Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Canada (all provinces)

        Optionee is permitted to sell shares acquired upon exercise of the Option through the designated broker appointed by the Company provided the resale of shares takes place outside of Canada through the facilitates of the stock exchange which the shares are listed. Currently, the Company's shares are listed on NASDAQ.

China

        Due to legal restrictions in China, Optionee must exercise the Option using the cashless sell-all method of exercise. Pursuant to a cashless sell-all exercise, Optionee will authorize the stockbroker to sell all the shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker's fees and any applicable taxes to Optionee in cash.

France

        Optionee may hold shares purchased under the Option outside of France provided he/she declares all foreign accounts, whether open, current, or closed, in his/her income tax return. Optionee must also declare to the customs and excise authorities any cash or securities he/she imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Germany

        Cross-border payments in excess of €12,500 must be reported monthly. If Optionee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Company shares, the bank will make the report. In addition, Optionee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Optionee must also report his/her holding annually in the unlikely event that Optionee holds shares representing 10% or more of the total or voting capital of the Company.

Hong Kong

        Company specifically intends that the Plan will not be an occupational retirement scheme for the purposes of the Occupational Retirement Schemes Ordinance ("ORSO"). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, Optionee's option grant shall be void.

        In the event that Optionee dies prior to six months after the grant date, Optionee's legal representative or designated beneficiary will be entitled to exercise this Option, as provided in paragraph 3 of this Agreement, provided that such representative or beneficiary executes an undertaking satisfactory to Company not to sell the shares acquired through exercise of this Option prior to six months after the grant date.

        In the event of termination of employment, other than termination due to death, Optionee will not be entitled to exercise this Option until at least six months after the grant date.

India

        Due to exchange control restrictions in India, Optionee must exercise the Option using the cashless sell-all method of exercise. Pursuant to a cashless sell-all exercise, Optionee will authorize the stockbroker to sell all the shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker's fees and any applicable taxes to Optionee in cash.

        All proceeds from the exercise of the Option must be repatriated to India within a reasonable time of receiving payment. Optionee will receive a foreign inward remittance certificate ("FIRC") from the bank where he/she deposits the foreign currency. Optionee should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or his/her employer requests proof of repatriation.

        Optionee acknowledges and agrees that: (i) his/her decision to exercise the Option is voluntary; and (ii) an Option granted under the Plan does not constitute a customary right or privilege.

Ireland

        This Option is granted pursuant to the Plan and the shares which may be purchased on exercise of the Option are offered in a private transaction. This is not an offer to the public.

        Optionee must exercise his/her Option by using a handwritten letter, an electronic notification, or a voice response system. Optionee may not use a standard option exercise form provided by the Company or its agent, if any.

        If Optionee is a director, shadow director or secretary of an Irish subsidiary of Company, Optionee is subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when Optionee receives an interest (e.g., options, shares) in Company and the number and class of shares or rights to which the interest relates. In addition, Optionee must notify the Irish subsidiary when Optionee sells shares acquired through the exercise of options. Optionee must notify the Irish subsidiary of the acquisition or disposal of an interest in shares within five days following the day of acquisition or disposal of the interest in shares. These notification requirements also apply to any rights or shares acquired by Optionee's spouse or children under the age of 18. Please contact Company to obtain a copy of the notification form.

Israel

        Optionee must exercise the Option using the cashless sell-all method of exercise. Pursuant to a cashless sell-all exercise, Optionee will authorize the stockbroker to sell all the shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker's fees and any applicable taxes to Optionee in cash.

Italy

        By accepting this Option, Optionee acknowledges that he/she has received a copy of the Plan, reviewed the Plan and this Agreement in their entirety and fully understands and accepts all provisions of the Plan and this Agreement. In addition, Optionee acknowledges that the Option is not meant to incentivize, compensate or reward Optionee for his/her efforts for his/her employer.

        In addition, by accepting this Option, Optionee further acknowledges that he/she has read and specifically and expressly approves the following clauses in the Plan and this Agreement: Section 2(a)—the term of the Option is seven years; Section 2(c)—the Option cannot be transferred other than by will or the laws of descent and distribution; Section 3(a)(i)—in the event of involuntary termination of Optionee's employment, Optionee's right to vest in Options, if any, will terminate as of the date that

Optionee is no longer actively employed by Optionee's current employer; Section 6—Optionee is responsible for all Tax-Related Items, as defined in this Agreement; Section 7—Optionee is subject to non-solicitation provisions, as specified in this Agreement; Section 8—Optionee consents to the collection, use and transfer of his/her personal data as described in this Agreement; Section 9(a)—the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; and Section 9(c)—all decisions with respect to future grants will be at the sole discretion of the Company.

        Exchange control reporting is required if Optionee transfers cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, the Optionee will have exchange control reporting obligations if Optionee has any foreign investment (including stock) held outside Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on Optionee's individual tax return.

Japan

        If Optionee acquires shares valued at more than ¥100,000,000 in a single transaction, Optionee must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. The reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Malaysia

        Optionee must comply with the following exchange control reporting obligations if Optionee is a Malaysian resident for exchange control purposes: (i) if Optionee remits more than RM50,000 (or its equivalent in foreign currency) to exercise his/her Option, Optionee will be required to file a Form P with the Foreign Exchange Department of Bank Negara; (ii) Optionee must repatriate all proceeds from the sale of shares and all dividend payments (if any) to Malaysian as soon as the proceeds/dividends are received; (iii) Optionee must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency); and (iv) if Company and/or Optionee's employer do not obtain a blanket exchange control approval, then Optionee must notify Bank Negara of the remittance of funds to exercise his/her Option at least seven working days before the remittance (Optionee can estimate the amount that he/she intends to remit). These requirements apply to both cash and cashless exercises.

        If Optionee is a director of a Malaysian affiliate of ADC, he/she is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when Optionee receives an interest (e.g., stock options, shares, etc.) in Company or any related companies. In addition, Optionee must notify the Malaysian affiliate when he/she sells shares of Company or any related company (including when Optionee sells shares acquired through exercise of his/her Option). Additionally, Optionee must also notify the Malaysian affiliate of Company if there are any subsequent changes in Optionee's interest in Company or any related companies. These notifications must be made within 14 days of acquiring or disposing of any interest in Company or any related company.

Mexico

        The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to Optionee.

        This invitation and, in Optionee's case, the acquisition of shares does not, in any way, establish a labor relationship between Optionee and the Company, and it does not establish any rights between Optionee and his/her employer.

        La invitación que the Company hace en relación con el Plan es unilateral y discrecional, por lo tanto, the Company se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted.

        Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y the Company y tampoco establece derecho alguno entre usted y su empleador.

The Netherlands

        By accepting this Option, Optionee acknowledges that: (i) the grant is intended as an incentive for the Optionee to remain employed with his/her current employer and is not intended as remuneration for labor performed; (ii) the grant is not intended to replace any pension rights or compensation; and (iii) in the case of a merger, take-over or transfer of liability, the benefits granted under the Plan will not transfer automatically to another company.

        If Optionee would like to defer taxation until the time of exercise, he/she must sign a deferral election form and accompanying documents for the purposes of deferring tax until exercise.

        Statistical reporting of payments of €50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank. If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction.

Singapore

        If Optionee is a director, associate director or shadow director of a Singapore affiliate of Company, Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean affiliate in writing when Optionee receives an interest (e.g., options, shares) in Company or any related companies. Please contact Company to obtain a copy of the notification form. In addition, Optionee must notify the Singapore affiliate when Optionee sells shares of Company or any related company (including when Optionee sell shares acquired through exercise of his/her Option). These notifications must be made within two days of acquiring or disposing of any interest in Company or any related company. In addition, a notification must be made of Optionee's interests in Company or any related company within two days of becoming a director.

South Africa

        To participate in the Plan, Optionee must comply with exchange control regulations in South Africa. The Exchange Control Department of the South African Reserve Bank (the "Exchange Control") requires that approval be sought for the participation by South African residents in foreign share incentive schemes. Although this approval is Optionee's obligation (not Company's or Optionee's Employer obligation), the Company may obtain this approval on Optionee's behalf.

        Optionee must exercise the Option using the cashless sell-all method of exercise. Pursuant to a cashless sell-all exercise, Optionee will authorize the stockbroker to sell all the shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker's fees and any applicable taxes to Optionee in cash.

        Because the exchange control regulations change frequently and without notice, Optionee should consult his/her legal advisor prior to exercise of this Option to ensure compliance with current regulations. It is Optionee's responsibility to comply with South African exchange control laws, and neither Company nor Optionee's employer will be liable for any resulting fines or penalties.

South Korea

        When Optionee exercises an Option, his/her remittance of funds must be "confirmed" by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. Optionee must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant, if any; (ii) the Plan; (iii) the Agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from Optionee's local employer.

        Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

Spain

        By accepting this Option, Optionee acknowledges that: (i) he/she understands and agrees to the terms of the Plan; (ii) he/she consents to participation in the Plan; (iii) and he/she has received a copy of the Plan.

        Optionee understands that Company has unilaterally, gratuitously, and discretionally decided to distribute Options under the Plan to individuals who may be employees of the Company or its affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Company or any of its affiliates presently or in the future. Consequently, Optionee understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with Company or any of its affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, Optionee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Options and underlying shares is unknown and unpredictable. In addition, Optionee understands that this grant would not be made to Optionee but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Options shall be null and void and the Plan shall not have any effect whatsoever.

        It is Optionee's responsibility to comply with exchange control regulations in Spain. The purchase of Company shares must be declared for the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy (the "DGCI"). If Optionee purchases shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for Optionee. Otherwise, Optionee must make the declaration himself/herself by filing the appropriate form with the DGCI.

        When receiving foreign currency payments derived from the ownership of Company shares (i.e., as a result of the sale of the shares), Optionee must inform the financial institution receiving the payment, the basis upon which such payment is made. Optionee will need to provide the institution with the following information: (i) Optionee's name, address, and fiscal identification number; (ii) the name and corporate domicile of Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

        If Optionee wishes to import the ownership title of the Company shares (i.e., share certificates) into Spain, Optionee must declare the importation of such securities to the DGCI.

        This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

United Kingdom

        Optionee agrees that if Company does not withhold the amount of income tax and National Insurance Contributions that Optionee is responsible for as a result of the exercise, release, assignment or cancellation of the Option (the "Taxable Event") from Optionee within 90 days after the Taxable Event, that the amount that should have been withheld from Optionee shall constitute a loan owed by Optionee to Optionee's employer ("Employer"), effective 90 days after the Taxable Event. Optionee agrees that the loan will bear interest at the UK official rate of interest and it will be immediately due and repayable and Company and/or Employer may recover it at any time thereafter by withholding the funds from Optionee's salary, bonus or any other funds due by Employer to Optionee, by withholding in shares acquired upon exercise of the Option or by demanding cash or a check from Optionee.

Venezuela

        Optionee acknowledges and agrees that any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Optionee's employment.

        Optionee also acknowledges that: (i) this offer is personal, private, exclusive and non-transferable; (ii) Optionee has been selected to receive a grant only because he/she meets the eligibility requirements contained in the Plan; and (iii) this offer is not being communicated using any means of publicity.

        Recently, the Government of Venezuela established an exchange control regime. Optionee should consult with his/her legal advisor to determine how these new requirements impact his/her participation in the Plan.

APPENDIX B

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

        The names of our directors and executive officers and their positions and offices as of June 2, 2003 are set forth in the following table. The business address of each such person is ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota 55344-2252.

Name	Position
Jo Anne M. Anderson	Vice President, President, Systems Integration Business Unit
Robert Annunziata	Director
John A. Blanchard III	Director
John J. Boyle III	Director
James C. Castle, Ph.D.	Director
Mickey P. Foret	Director
Gokul V. Hemmady	Vice President, Controller and Treasurer
Jay T. Hilbert	Senior Vice President Global Sales, Marketing and Customer Service
B. Kristine Johnson	Director
Hilton M. Nicholson	Vice President, President, IP Cable Business Unit
Patrick D. O'Brien	Vice President, President, Connectivity Business Unit
Laura N. Owen	Vice President, Human Resources
Jeffrey D. Pflaum	Vice President, Chief Legal Officer and Secretary
Michael K. Pratt	Vice President, President, Wireline Business Unit
Mary E. Quay	Vice President, Worldwide Operations
Jeffrey A. Quiram	Vice President, President, Wireless Business Unit
Richard R. Roscitt	Chairman of the Board, President and Chief Executive Officer
Jean-Pierre Rosso	Director
Dilip Singh	Vice President, President, Software Systems Business Unit
Robert E. Switz	Executive Vice President and Chief Financial Officer
Larry W. Wangberg	Director
John D. Wunsch	Director
Charles D. Yost	Director

B-1

QuickLinks

  Exhibit (a)(1)(A)
STOCK OPTION EXCHANGE PROGRAM OFFER TO EXCHANGE
TABLE OF CONTENTS
SUMMARY OF TERMS
Index to Summary of Terms
RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION
Risks Related to the Exchange Offer
Risks Related to Our Common Stock
Risks Related to Our Business
THE OFFER
INFORMATION ABOUT ADC
FINANCIAL INFORMATION
Summary Financial Information (in millions, except earnings per share)
INTERESTS OF OUR DIRECTORS AND OFFICERS
TRANSACTIONS AND ARRANGEMENTS INVOLVING OUR STOCK OPTIONS
ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE
STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER
LEGAL MATTERS; REGULATORY APPROVALS
MATERIAL TAX CONSEQUENCES
FEES AND EXPENSES
ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
MISCELLANEOUS
APPENDIX A FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS
ADC TELECOMMUNICATIONS, INC. OMNIBUS NONQUALIFIED STOCK OPTION AGREEMENT (2003 Stock Option Exchange Program)
EXHIBIT A TO THE ADC TELECOMMUNICATIONS, INC. OMNIBUS NONQUALIFIED STOCK OPTION AGREEMENT (2003 Stock Option Exchange Program)
EXHIBIT B TO THE ADC TELECOMMUNICATIONS, INC. NONQUALIFIED STOCK OPTION AGREEMENT
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS